Exhibit 2.1
* CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
STOCK PURCHASE AGREEMENT
DATED AS OF JUNE 29, 2006
BY AND AMONG
INSURANCE AUTO AUCTIONS, INC.,
AND
THE SHAREHOLDERS OF
AUTO DISPOSAL SYSTEMS, INC.

i

INDEX
OF
DISCLOSURE SCHEDULES

Schedule 1.1	—	Stock
Schedule 1.3(c)	—	Purchase Price Payment
Schedule 1.7	—	Excluded Liabilities
Schedule 2.1	—	Conduct of the Business
Schedule 3.1	—	Stock Ownership
Schedule 3.2(b)	—	Charter Documents and Records of Equity Ownership
Schedule 3.2(c)	—	Subsidiaries
Schedule 3.3	—	Capitalization
Schedule 3.4	—	No Violation
Schedule 3.6(a)	—	Governmental Authority Consents and Approvals
Schedule 3.6(b)	—	Necessary Consents
Schedule 3.7	—	Financial Statements
Schedule 3.8	—	Undisclosed Liabilities
Schedule 3.9	—	Conduct of the Business since December 31, 2005
Schedule 3.10(a)	—	Exceptions to Title
Schedule 3.11(b)	—	Intellectual Property
Schedule 3.11(c)	—	IP Licenses
Schedule 3.11(d)	—	Owned Proprietary Rights
Schedule 3.11(e)	—	IP Infringements
Schedule 3.12	—	Customers (Dealers/Buyers)
Schedule 3.13	—	Suppliers (Insurance Carriers and Other Providers)
Schedule 3.14	—	Towing Rates
Schedule 3.15	—	Contracts
Schedule 3.16	—	Litigation
Schedule 3.17	—	Compliance with Legal Requirements
Schedule 3.18	—	Licenses and Permits
Schedule 3.19(a)	—	Leased Real Property
Schedule 3.19(d)	—	Zoning Exceptions
Schedule 3.19(g)	—	Condition
Schedule 3.19(k)	—	Leases
Schedule 3.19(l)	—	Amendments to Leases
Schedule 3.19(m)	—	Leases to Third Parties
Schedule 3.19(n)	—	Owned Real Property
Schedule 3.20	—	Compliance with Environmental and Safety Requirements
Schedule 3.21	—	Taxes
Schedule 3.23	—	Workers’ Compensation and Medical Claims
Schedule 3.24(a)	—	Employee Benefit Plans
Schedule 3.24(b)	—	Unwritten Employee Benefit Plans
Schedule 3.24(c)	—	Compliance
Schedule 3.25	—	Vehicle List
Schedule 3.27	—	Insurance
Schedule 3.28	—	Affiliate Transactions
Schedule 3.29	—	Books and Records
Schedule 8.8	—	Known Adverse Environmental Conditions

INDEX
OF
EXHIBITS

Exhibit 1.6	—	Form of Escrow Agreement
Exhibit 1.7	—	Form of Employee Retention Escrow Agreement
Exhibit 5.12(l)	—	Form of Consulting Agreement
Exhibit 9.1(d)	—	Form of Non-Competition Agreement for D. Hausfeld
 v

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is dated as of June 29, 2006, by and among Insurance Auto Auctions, Inc., an Illinois corporation (the “Buyer”), and Bradley J. Hausfeld and Thomas L. Hausfeld (each a “Seller” and, collectively, the “Sellers”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Annex 1 hereto.
RECITALS:
     A. The Sellers collectively own all of the issued and outstanding capital stock (the “Stock”) of Auto Disposal Systems, Inc., an Ohio corporation (the “Company”).
     B. The Company is engaged in the business of towing, appraising, auctioning and selling damaged, abandoned, repossessed, total loss, used and recovered theft Vehicles (the “Business”), which Business is headquartered at 8163 Old Yankee Road, Suite E, Dayton, Ohio 45458 (the “Headquarters”).
     C. The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Stock on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
PURCHASE AND SALE OF STOCK
     Section 1.1 Purchase and Sale.
     Upon the terms and subject to the conditions herein set forth, on June 29, 2006 or such other date as shall be mutually agreed by the parties (the “Closing Date”) at the offices of Chernesky, Heyman & Kress P.L.L., 10 N. Ludlow Street, Dayton, Ohio 45402 (the “Closing”), each of the Sellers shall sell, convey, transfer, assign, and deliver to the Buyer, and the Buyer shall purchase from the Sellers, the Stock, as set forth on Schedule 1.1.
     Section 1.2 Purchase Price.
     Subject to adjustment as provided in the last paragraph of Section 1.3, the aggregate purchase price (the “Purchase Price”) for the Stock and the rights and benefits conferred herein, including without limitation the Sellers’ representations, warranties and covenants set forth in this Agreement, shall be the sum of:
          (a) XXXX* (the “Base Purchase Price”); plus

          (b) the Actual Net Receivables Amount (as determined pursuant to Section 1.4 herein); plus
          (c) an amount equal to XXXX* of the Employee Retention Escrow Deposit, which amount shall in no event exceed XXXX*; provided, however, in the event the Sellers receive either a refund from an employee or a forfeiture from the Escrow Agent with respect to the proceeds from the Employee Retention Escrow Deposit, the Buyer shall have the right to receive from the Employee Retention Escrow Deposit, in accordance with the terms set forth in the Employee Retention Escrow Agreement, that portion of the deposit attributed to the tax costs paid by the Buyer to the Sellers in connection with the amount of such refund or forfeiture.
     Section 1.3 Payment of Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall pay the Purchase Price as follows:
          (a) XXXX* (the “Escrow Deposit”) shall be paid by wire transfer of immediately available funds directly to the Escrow Agent under the escrow fund to be established pursuant to the Escrow Agreement;
          (b) XXXX* (the “Employee Retention Escrow Deposit”) shall be paid by wire transfer of immediately available funds directly to the Escrow Agent under the escrow fund to be established pursuant to the Employee Retention Escrow Agreement; and
          (c) the Estimated Net Receivables Amount (as determined pursuant to Section 1.4 herein) shall be paid by wire transfer of immediately available funds in the percentages and to the accounts of the Sellers as set forth on Schedule 1.3(c); and
          (d) XXXX* shall be paid by wire transfer of immediately available funds in the percentages and to the accounts of the Sellers as set forth on Schedule 1.3(c).
     Notwithstanding the foregoing provisions of this Section 1.3, the Purchase Price shall be reduced, dollar-for-dollar, by any outstanding indebtedness for borrowed money (whether for principal, interest, prepayment penalties, lenders’ fees or expenses or otherwise, but not including, for the avoidance of doubt, Checks-in-Transit) of the Company and/or any of its Subsidiaries (collectively, the “Outstanding Indebtedness”) which has not been repaid by the Company, such Subsidiary or the Sellers prior to the Closing and to the extent of any such reduction, the Buyer agrees to pay simultaneously with the Closing, upon the written direction of the Sellers, such Outstanding Indebtedness. For the avoidance of doubt, “Outstanding Indebtedness” shall include the Company’s bank debt and any notes payable to officers of the Company.
     Section 1.4 Net Receivables Adjustment.
          (a) Estimated Adjustment. Within ten (10) business days prior to the Closing, but in no event less than one (1) business day prior to the Closing, the Company shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a certificate of the chief financial officer of the Company that contains his reasonable good faith best estimate of the Net

Receivables Amount as of the Closing Date (the “Estimated Net Receivables Amount”), which estimate shall be reasonably acceptable to the Buyer.
          (b) Closing Date Balance Sheet. As soon as practicable after the Closing Date, but no later than the sixtieth (60th) day following the Closing Date, the Buyer, at its expense, shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a schedule (the “Closing Schedule”) setting forth (i) a calculation of the actual Net Receivables Amount as of the Closing Date (the “Actual Net Receivables Amount”), and (ii) the amount, if any, by which the Actual Net Receivables Amount is less than or is greater than the Estimated Net Receivables Amount.
          (c) Protest Notice. Within thirty (30) days after the Buyer’s delivery of the Closing Schedule to the Seller Representative, the Seller Representative may deliver written notice (the “Protest Notice”) to the Buyer of any objections, and the basis therefor, which the Sellers may have to the Closing Schedule. The failure of the Seller Representative to deliver such Protest Notice within the prescribed time period will constitute the Sellers’ acceptance of the Closing Schedule prepared and delivered by the Buyer.
          (d) Resolution of Protest. If the Buyer and the Sellers are unable to resolve any disagreement with respect to the Closing Schedule within twenty (20) days following the Seller Representative’s delivery of any Protest Notice, then either the Seller Representative or the Buyer may refer the items in dispute to Grant Thornton LLP (the “Accountants”). Any undisputed amount due from the Sellers to the Buyer or the Buyer to the Sellers, as the case may be, shall be paid within five (5) business days after delivery of the Protest Notice as set forth in Section 1.4(c). Promptly, but not later than thirty (30) days after acceptance of its appointment, the Accountants will determine (based solely on presentations to the Accountants by the Seller Representative and the Buyer and not by independent review) and will render a report as to the disputes and the resulting Closing Schedule, which report will be conclusive and binding upon the Parties. In resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accountants. The fees and expenses of the Accountants shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, based upon the percentage that the amount not awarded to the Buyer or the Sellers bears to the amount actually contested by such Party.
          (e) Payment of Adjustment. Within five (5) business days after the final determination of the Closing Schedule, or the failure of the Seller Representative to submit a timely Protest Notice, pursuant to the provisions of this Section 1.4.:
          (i) If the Actual Net Receivables Amount is less than the Estimated Net Receivables Amount, the Sellers shall pay, or cause to be paid, to the Buyer the amount of such difference by wire transfer of immediately available funds to the bank account specified by the Buyer.
          (ii) If the Actual Net Receivables Amount is greater than the Estimated Net Receivables Amount, the Buyer shall pay to the Sellers the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by the Seller Representative.
     Section 1.5 Earn-Out Payments. In addition to those portions of the Purchase Price described in Section 1.1, the Buyer shall pay to the Sellers on or before August 14 of each of 2007 and 2008 an amount with respect to each such payment (collectively, the “Earn-Out Payments”) calculated as follows:
          (a) The amount of the Earn-Out Payment due on August 14, 2007, shall be calculated on the basis of (x) XXXX* multiplied by (y) the number of Vehicles actually sold by the Business during the one (1) year period beginning on June 30, 2006 and ending on June 30, 2007, in excess of the 2007 Threshold Amount; and
          (b) The amount of the Earn-Out Payment due on August 14, 2008, shall be calculated on the basis of (x) XXXX* multiplied by (y) the number of Vehicles actually sold by the Business during the one (1) year period beginning June 30, 2007, and ending on June 30, 2008, in excess of the 2008 Threshold Amount.
          (c) If the number of Vehicles actually sold during any of the one (1) year periods described above is less than the applicable Threshold Amount, the amount of the Earn-Out Payment due for such one (1) year period shall be Zero Dollars ($0).
          (d) The Earn-Out Payments shall not bear interest. For purposes of calculating the Earn-Out Payment, the following Vehicles will count toward the Earn-Out Payment: (i) any Vehicles picked up within the States of Ohio, West Virginia or Kentucky (the “States”) and ultimately sold by the Company, the Buyer, or any Affiliate thereof; (ii) any Vehicles picked up by, or assigned to, the Company, the Buyer, or any Affiliate thereof in the States and sold by a service provider or network affiliate of the Company, the Buyer, or any Affiliate thereof; and (iii) any Vehicle sold by the Company, the Buyer or any Affiliate thereof which was supplied by the Donegal Insurance Group. For purposes of this Section 1.6, in order for a Vehicle to be deemed “actually sold” by the Company, the Buyer, or any Affiliate thereof during any applicable period, such Vehicle must be sold at an auction held by the Company, the Buyer, or any Affiliate thereof (or otherwise sold by sealed bid sale, Internet bid sale, direct sale or crusher sale). For purposes of the time periods described above, the date of the sale itself shall be determinative of when the sale occurred and not the date of collection of the consideration. The Sellers understand and agree that after the Closing, the Buyer shall have the right to cause the Business to operate in such a manner as the Buyer, in its sole and absolute discretion deems appropriate, including, without limitation, the price, fees, terms and conditions with respect to which the Business shall auction vehicles, and that the Buyer shall have no obligation whatsoever to manage or operate the Business in a manner that results in the maximum number of Vehicles sold during any particular period. The Buyer agrees not to act in bad faith in the operation of the Business for the purpose of attempting to reduce or avoid such Earn-Out Payments.
          (e) Notwithstanding anything to the contrary contained herein, in no event will the aggregate amount that the Buyer shall be obligated to pay the Sellers with respect to the Earn-Out Payment under this Section 1.5 exceed XXXX*.

          (f) The Sellers shall have the right to inspect, audit and copy those records of the Company and Buyer that relate to the determination of the Vehicles sold in connection with the calculation of the Earn-Out Payments. Such records shall be made available to the Sellers within three (3) business days after written request of same has been made. Any such inspection shall not preclude Sellers from thereafter disputing the accuracy of such calculation.
          (g) Dispute Resolution. If the Buyer and the Sellers are unable to resolve any disagreement with respect to any Earn-Out Payment payable hereunder, then either the Seller Representative or the Buyer may refer the items in dispute to the Accountants. Promptly, but not later than thirty (30) days after acceptance of its appointment, the Accountants will determine (based solely on presentations to the Accountants by the Seller Representative and the Buyer and not by independent review) and will render a report as to the disputes and the resulting Earn-Out Payment, which report will be conclusive and binding upon the Parties. In resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accountants. The fees and expenses of the Accountants shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, based upon the percentage that the amount not awarded to the Buyer or the Sellers bears to the amount actually contested by such Party.
     Section 1.6 Escrow. The Escrow Deposit shall be held and delivered by the Escrow Agent in accordance with the terms and provisions of this Agreement and an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit 1.6.
     Section 1.7 Excluded Assets and Excluded Liabilities. The Parties acknowledge and agree that (a) the Excluded Assets, and (b) (i) any liabilities or obligations of the Company or any of its Subsidiaries relating to the Excluded Assets (including the note payable and guaranty by the Company relating to the Airplane), (ii) the Outstanding Indebtedness, (iii) the Seller Transaction Expenses, and (iv) any other liabilities or obligations of the Company or its Subsidiaries listed on Schedule 1.7 hereto (liabilities and obligations described in this clause (b) being referred to herein collectively as the “Excluded Liabilities”) shall have been distributed to and assumed by the Sellers at or prior to the Closing. Notwithstanding the foregoing, the Buyer agrees that the Outstanding Indebtedness which has not been repaid by the Company, its Subsidiaries or the Sellers prior to the Closing and to the extent of any such reduction pursuant to Section 1.3, will be paid in full simultaneously with the Closing as provided in Section 1.3. As of the Closing, and subject to Section 1.3, none of the Company and its Subsidiaries shall have any liability, responsibility or obligation whatsoever for or in connection with the Excluded Liabilities.
     Section 1.8 Seller Representative. Each Seller hereby designates Thomas L. Hausfeld or such other individual as shall be designated in writing by the Sellers in the event of the death or incapacity of Mr. Hausfeld (the “Seller Representative”) as such Seller’s duly authorized representative and attorney-in-fact to act on behalf of such Seller with respect to all determinations to be made and actions to be taken by such Seller pursuant to this Agreement and the other Transaction Documents. Each Seller agrees that the Buyer shall be entitled to rely upon all determinations made and actions taken by the Seller Representative on behalf of any of the Sellers in connection with this Agreement and the other Transaction Documents and that all such determinations and actions shall be fully binding and enforceable against each of the Sellers.
Article II
COVENANTS AND CERTAIN OTHER MATTERS
     Section 2.1 Conduct of Business in the Ordinary Course. From the date hereof until the Closing, the Sellers shall cause the Company and its Subsidiaries to operate the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships to the end that its goodwill and ongoing business shall not be impaired, and to not take any action inconsistent with this Agreement. The Sellers shall confer with the Buyer regarding operational matters of a material nature and otherwise report periodically to the Buyer regarding the Business, and the operations and finances of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as specifically otherwise provided for in this Agreement, and except as expressly consented to by the Buyer in writing, which consent will not be unreasonably withheld, the Sellers shall not permit the Company or any of its Subsidiaries to:
          (a) amend its organizational documents;
          (b) issue, grant sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind or to acquire any shares of, its capital stock;
          (c) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property to shareholders in their capacity as such, except for distributions of the Excluded Assets to the Sellers in accordance with Section 1.7;
          (d) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock;
          (e) split, combine or reclassify its outstanding shares of capital stock;
          (f) enter into, extend, materially modify, terminate or renew any Contract (oral or written), except in the ordinary course of its business, or breach or fail to perform or comply with its obligations under any Contract listed on Schedule 3.15 or Lien;
          (g) sell, assign, transfer, convey, lease or otherwise dispose of any of its assets, or any interests therein, other than routine sales of inventory in the ordinary course of business;
          (h) incur any obligations or liability for indebtedness for borrowed money or incur any other obligation or liability with respect to the Business, except in each case in the ordinary course of its business and except for borrowings to pay Employee Retention Bonuses as set forth on Schedule 2.1 hereto, which amount shall in no event exceed $3.0 million, and which borrowing shall be paid in full at Closing;
          (i) create any Lien on any of its assets other than Permitted Liens;
          (j) except as set forth on Schedule 2.1, (i) take any action with respect to the grant of any bonus, severance or termination pay (other than pursuant to policies, agreements, or past practices in effect on the date hereof that are described in Schedule 3.15), (ii) take any action with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof, or (iii) increase in any manner the compensation or fringe benefits of any employee or pay any benefit; provided, however, that nothing in this Section 2.1(j) shall prevent the Sellers from causing the Company to increase the regular base wage or salary of any non-management employee so long as it is done in the ordinary course of business consistent with past practices;
          (k) make any change in its key management structure, including the hiring of additional managers or the termination of existing managers except for cause as determined by the Company;
          (l) except as set forth on Schedule 2.1, or except as may be required by applicable Legal Requirements, adopt, enter into or amend any Employee Benefit Plan or other employee benefit plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, or make any loan or advance to any employee (excluding advances of normal business expenses in the ordinary course of business consistent with past practice);
          (m) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;
          (n) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the operation of the Business;
          (o) willingly allow or permit to be done, any act by which any of its insurance policies may be suspended, impaired or canceled;
          (p) fail to pay its accounts payable and any debts owed or obligations due or to pay or discharge when due any liabilities, including all charges payable by the Company or any of its Subsidiaries on behalf of any of its suppliers for towing, storage and other costs incurred in connection with the pick-up of Vehicles by, from or on behalf of such supplier prior to the Closing Date;
          (q) enter into, renew, modify or revise any agreement or transaction with the Sellers or any of their Affiliates, or make any payment to or for the benefit of any Seller or such Seller’s Affiliates (other than (i) the payment of salary or other employment-related compensation in the ordinary course of business and (ii) the distribution of the Excluded Assets and Excluded Liabilities in accordance with Section 1.7);

          (r) intentionally do any other act which would cause any representation or warranty of the Sellers in this Agreement to be or become untrue;
          (s) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;
          (t) make capital expenditures exceeding $100,000 in the aggregate;
          (u) change any method of accounting, accounting policy or accounting practice used by the Company or any of its Subsidiaries as of the date of the December Balance Sheet, or any collection or payment practice, including cash management practices, the collection of receivables, inventory control and payment of payables;
          (v) make, revoke or amend any Tax election, amend any Tax Return, execute any waiver or restrictions on assessment or collection of any Tax, enter into or amend any agreement or settlement with any Tax authority, or enter into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); or
          (w) commit to do any of the foregoing.
     Section 2.2 Buyer’s Access. Upon reasonable notice, the Sellers shall cause the Company to afford to the employees, officers, attorneys, accountants and other authorized representatives of the Buyer (including the Buyer’s financing sources) reasonable access during normal business hours to the offices, facilities, properties, files, books and records of the Company and its Subsidiaries so as to afford the Buyer and its agents the opportunity to make such review, examination and investigation thereof as the Buyer may reasonably request. In addition, after delivery of written notice by the Buyer to the Sellers, the Sellers, on behalf of themselves and the Company, hereby authorize the Buyer and its agents to contact the Company’s customers in connection with the Buyer’s due diligence investigation of the Company and its Subsidiaries. Any investigation or activities pursuant to this Section shall be conducted in such manner as not to interfere with the conduct of the business of the Company and shall be coordinated with and subject to the direction of the Seller Representative. Notwithstanding the foregoing, the Buyer shall not have access to personnel records of the Company relating to medical histories or other similar medical information the disclosure of which could subject the Company to material risk of liability. No investigation by the Buyer or its representatives, whether prior to or following the date of this Agreement, shall modify or limit the scope of the Sellers’ representations and warranties in this Agreement or in any other Transaction Document, or limit the Sellers’ liability for (including any indemnification obligation with respect to) any breach thereof.
     Section 2.3 Notices and Consents. Prior to the Closing Date, the Sellers shall give, and shall cause the Company and the Subsidiaries to give, all notices to third parties and shall use their commercially reasonable efforts to obtain all Necessary Consents and all other third party consents that are required in connection with the transactions contemplated by this Agreement. In the event the payment of any consideration or the incurrence of any obligation is requested by any third party as a condition to providing any consent required in connection with the transactions contemplated by this Agreement, whether obtained prior to or after the Closing

Date, such payment or obligation, if consented to by the Sellers, shall be the exclusive responsibility of the Sellers. The Sellers shall cooperate with the Buyer in connection with any notices or filings required to be made under any Legal Requirements for the Parties to consummate the Transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if not already made, then within five business days following the execution and delivery of this Agreement the Parties shall make any filings required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall use commercially reasonable efforts to obtain early termination of the applicable waiting period and shall make all further filings pursuant thereto that may be necessary, proper or advisable. Each Party hereto shall provide to the other Party such information as the other Party may reasonably request in order to enable it to prepare such filings. The Buyer shall be solely responsible for payment of the applicable filing fee in connection with the HSR Act filing.
     Section 2.4 Notification of Certain Matters.
          (a) During the period from the date of this Agreement and continuing until the Closing, the Sellers shall give prompt written notice to the Buyer of (i) the occurrence or failure to occur of any event, or the obtaining of any knowledge with respect thereto, which occurrence or failure would cause or may cause any representation, warranty or covenant of any of the Sellers contained in this Agreement as made on the date of this Agreement, without regard to any subsequent amendment, modification or supplement of any of the Disclosure Schedules, to be untrue or inaccurate in any material respect at any time from the date hereof until the earlier of the termination of this Agreement or the Closing, and (ii) any failure of any Seller or the Company or any of its Subsidiaries to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder.
          (b) No later than two (2) business days prior to the Closing, the Sellers may furnish updated Disclosure Schedules if the Sellers become aware of any matter arising or discovered by the Sellers after the date hereof which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is otherwise necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Sellers contained in Article III for purposes of determining satisfaction of the conditions set forth in Section 5.1 or whether the Buyer has a right to terminate this Agreement, the Disclosure Schedules delivered by the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.
          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the Disclosure Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules where such disclosure would be appropriate and its deemed inclusion is reasonably obvious from the nature of the disclosure made. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Sellers.
     Section 2.5 Non-Negotiation and Confidentiality.
          (a) Standstill and Notice. The Sellers shall not, and shall not permit or suffer the Company or any of its Subsidiaries, or any Company Representative, directly or indirectly, to encourage, solicit, initiate or participate in any way in discussions or negotiations with, or accept any competing offers from, or knowingly provide any information to, any Person or group (other than to any financing sources or potential financing sources of the Buyer or any representative thereof who are bound by our agreement of confidentiality) concerning the sale or other disposition of any of the assets or capital stock of the Company or any of its Subsidiaries or any transactions of the type contemplated hereunder. The Sellers and the Company will immediately cease any and all existing activities, discussions or negotiations with any Person previously conducted with respect to any of the foregoing. The Sellers will notify the Buyer within two days of receipt of any inquiry (oral or written) or contact by any Person regarding a possible transaction involving the Company or any of its Subsidiaries, all or any substantial portion of the Business or the assets of the Company or any of its Subsidiaries, the Stock or the Sellers, and describe the nature of any such inquiries to the Buyer in reasonable detail and shall promptly provide the Buyer with copies of all written proposals, letters, offers, agreements or documents submitted to any of the Sellers, the Company, any of its Subsidiaries, or any Company Representative relating to any such inquiry or contact.
          (b) Confidentiality. The Sellers and the Buyer shall not, and shall not permit or suffer the Company or any of its Subsidiaries, or any of their respective representatives to, make any press release or public announcement or any other disclosure, including broad announcements to any employees, customers or suppliers, concerning the existence of this Agreement or any of the transactions contemplated hereby without the prior written consent of the other party. The Parties will keep the terms of this Agreement and the other Transaction Documents confidential and will not, without the prior written consent of the Buyer and the Seller Representative, disclose such terms to any Person other than their accountants and attorneys who agree to be bound by this confidentiality provision; provided that this confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of the Company, the Sellers, the Buyer or their respective representatives or where required by Legal Requirement.
     Section 2.6 Excluded Assets and Excluded Liabilities. As an integral part of the consideration for the Buyer’s willingness to enter into this Agreement, the Sellers shall, or shall cause the Company and its Subsidiaries to, (a) pay in full all Outstanding Indebtedness at or prior to the Closing (provided, however, that any Outstanding Indebtedness not so paid shall instead reduce the Purchase Price as provided in Section 1.3 of this Agreement), and (b) cause all other Excluded Liabilities to be fully assigned, transferred and conveyed by the Company to, and assumed by, the Sellers prior to the Closing Date. The Sellers shall deliver to the Buyer in writing prior to the Closing Date a payoff letter from each holder of Outstanding Indebtedness providing for the prompt release or termination of all Liens relating thereto upon payment thereof. At least one (1) business day prior to the Closing Date, the Sellers shall deliver to the

Buyer true and complete copies of all authorizations, agreements and documents relating to the assignment, transfer, distribution or other disposition of the Excluded Assets and the Excluded Liabilities (other than the Outstanding Indebtedness), such documentation to be in form and substance acceptable to the Buyer and its counsel.
     Section 2.7 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense with the exception of the fees and expenses of Battelle & Battelle LLP (the “Battelle Fees”) incurred to audit the books of the Company for the years ending December 31, 2005 and December 31, 2004 and the fees and expenses of Murray, Wells, Wendeln & Robinson CPAs, Inc. (the “Murray Fees”) incurred to prepare GAAP financial statements for the years ending December 31, 2005 and December 31, 2004, both of which fees and expenses shall be paid solely by the Buyer. For the avoidance of doubt, with the exception of the Battelle Fees and the Murray Fees, any Seller-related transaction costs or expenses (including, any unpaid attorneys’, accountants’ or other professional fees and expenses incurred by any of the Company and its Subsidiaries with regard to any services performed on or prior to the Closing Date in connection with the assignment, transfer, distribution or other disposition of any of the Excluded Assets or the Excluded Liabilities, the sale of the Stock to the Buyer or any other transactions contemplated by this Agreement or the other Transaction Documents (collectively, the “Seller Transaction Expenses”)) shall be for the account and the sole responsibility of the Sellers and shall be considered an Excluded Liability for all purposes of this Agreement.
     Section 2.8 Further Assurances. Subject to the terms and conditions of this Agreement, the Buyer and the Sellers will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, to make the applicable filings under the HSR Act.
     Section 2.9 Notice from Suppliers. Prior to the date hereof, the Sellers have notified the Buyer in writing of any supplier listed on Schedule 3.13 who has served notice of its intent to cancel or terminate, or has Threatened to cancel or terminate, its relationship with the Company or any of its Subsidiaries. After the date hereof, the Sellers shall give prompt notice to the Buyer in the event any such supplier listed on Schedule 3.13 serves notice of its intent to cancel or otherwise terminate, or threaten to cancel or terminate, its relationship with the Company or any of its Subsidiaries.
Article III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
     On the date hereof, the Sellers have caused to be prepared a comprehensive, complete, true and accurate set of the disclosure schedules to be delivered to the Buyer pursuant to this Agreement (the “Disclosure Schedules”). The schedules made a part of, and included in, the Disclosure Schedules shall be and constitute the respective schedules provided for in this

Agreement, and each of the Parties shall be bound by the same as though set forth verbatim in this Agreement.
     Each Seller, jointly and severally, hereby represents and warrants to the Buyer as follows:
     Section 3.1 Ownership of Stock and Other Representations in Respect of the Sellers. Each Seller is the record holder and full beneficial owner of all of the Stock indicated as being owned by such Seller on Schedule 3.1, free and clear of all Liens, including free and clear of any spousal interest in such Stock which may arise under any Legal Requirement. Each Seller has all requisite contractual capacity, power and authority, and has taken all action necessary, to execute and deliver this Agreement, the Escrow Agreement, and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder. Each Seller has reviewed this Agreement, the Escrow Agreement and the other Transaction Documents and has had the opportunity to discuss the transactions contemplated hereby and thereby with such Seller’s business and legal advisors. By reason of such Seller’s business and financial experience and the business and financial experience of those persons retained to advise such Seller with respect to such transactions, each Seller has such knowledge, sophistication and experience in business and financial matters that such Seller is capable of evaluating the merits and risks of the contemplated transactions. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby, nor compliance by each Seller with any of the provisions hereof, with or without the giving of notice or the lapse of time, or both, shall result in (a) except as disclosed in Schedule 3.1 or as to matters which would not have a Material Adverse Effect on the Company, a breach of, or a default under, any term or provision of any Contract or Lien to which any of the Sellers, is a party or by which such Person’s assets (including any Stock owned beneficially or of record by such Seller) are bound, (b) assuming compliance with the HSR Act, a violation by such Seller of any Legal Requirement, except for any such violations which would not have a Material Adverse Effect on the Company, or (c) an imposition of any Lien on the Stock owned beneficially or of record by such Seller, except for Liens that are created as a result of the actions of the Buyers, including Liens (if any) in favor of the Buyer’s lender. This Agreement has been duly executed and delivered by each Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies. None of the Sellers, either as a director, officer or affiliate of the Company or any of its Subsidiaries or otherwise has violated any applicable federal or state securities Legal Requirement in connection with the offer, issuance, sale, transfer or purchase of any of the Company’s capital stock or other securities by any Person or Persons. Immediately following the Closing, the Buyer shall be the record holder and full beneficial owner of all the Stock, free and clear of all Liens (including, without limitation, any claim (x) in connection with the sale of Company common stock by J. Douglas Hausfeld to the Sellers and (y) of a spousal interest in any of the Shares under any Legal Requirement), except for Liens that are created as a result of the actions of the Buyers, including Liens (if any) in favor of the Buyer’s lender.
     Section 3.2 Organization; Good Standing; Charter Documents; Subsidiaries.

          (a) Organization, Qualification and Corporate Power. The Company is an Ohio corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation listed on Schedule 3.2(c). The Company and each of its Subsidiaries has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or otherwise authorized as a foreign corporation to transact business in each jurisdiction in which the nature of its business or location of its properties requires the Company or such Subsidiary to so qualify.
          (b) Charter Documents and Records of Equity Ownership. The Sellers have made available to the Buyer (i) a true and correct copy of the articles of incorporation and Code of Regulations of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the articles of organization, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each of its Subsidiaries is not in violation of its respective Subsidiary Charter Documents. The minute books containing the records of meetings of the stockholders and board of directors of the Company, true and complete copies of which the Sellers have made available to the Buyer, are complete and correct in all material respects. The stock record books of the Company, true and complete copies of which the Sellers have made available to the Buyer, are complete and correct in all respects and accurately reflect the ownership of all the outstanding shares of the Company’s capital stock and all other outstanding securities issued by the Company. Schedule 3.2(b) of the Disclosure Schedules contains, with respect to the Company, (i) a true and complete list of all stockholders and holders of Company Stock Rights, (ii) the number and type of shares of capital stock and other securities of the Company owned or otherwise held by each such holder, (iii) the number and type of shares of capital stock held in treasury, (iv) its directors and officers, with their respective titles, and (v) all the jurisdictions in which it is qualified to do business as a foreign entity and in good standing, which are all the jurisdictions where a failure to be so qualified or licensed would have a Material Adverse Effect on the Company. All material corporate actions taken by the Company and each Subsidiary since its organization have been duly authorized and subsequently ratified as necessary.
          (c) Subsidiaries. Schedule 3.2(c) of the Disclosure Schedule sets forth each Subsidiary of the Company. The Company is the direct or indirect owner of all of the ownership interests of each such Subsidiary and such ownership interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, and other than for marketable securities included in Excluded Assets, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. Schedule 3.2(c) of the Disclosure Schedules correctly sets forth for each Subsidiary, (i) its name and the jurisdiction of its formation, (ii) the ownership interests and the names of the holders thereof and the ownership interest held by each such holder, (iii) its directors and officers, and (iv) all the jurisdictions in which it is qualified to do business as a foreign entity and in good standing, which are all the jurisdictions where a failure to be so qualified or licensed would have a Material Adverse Effect on the Subsidiary.
     Section 3.3 Capitalization. The authorized capital stock of the Company consists solely of 100,000 shares of common stock, without par value (the “Common Stock”), of which 450 shares are issued and outstanding. No other shares of Stock of the Company are authorized, issued, outstanding or held as treasury shares. Except as set forth on Schedule 3.3, all of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which any of the Sellers or the Company is a party or is bound. There are no outstanding contracts, options, warrants, convertible securities, stock appreciation rights or other rights to subscribe for, to purchase, or Contracts or other obligations to issue or grant any rights to acquire, any equity securities of the Company or any of its Subsidiaries (collectively, “Company Stock Rights”). Except as set forth on Schedule 3.3, there are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity securities of the Company or any of its Subsidiaries. All outstanding equity securities of each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable and were issued in conformity with all applicable Legal Requirements. No Company or any of its directors or officers has violated any applicable federal or state securities Legal Requirement in connection with the offer, issuance, sale, transfer or purchase of its capital stock or other securities by any Person or Persons. No Person other than the Sellers and J. Douglas Hausfeld has ever owned shares of Stock or other equity interests of the Company.
     Section 3.4 No Violation. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated in accordance with the terms of this Agreement will not:
          (a) except as set forth on Schedule 3.4 or as to matters which would not have a Material Adverse Effect on the Company, result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any Contract, Lien or other obligation of any kind or nature by which any of the Company or its Subsidiaries may be bound or affected;
          (b) assuming compliance with the HSR Act, violate or conflict with any Legal Requirement, except for any such violations which would not have a Material Adverse Effect on the Company;
          (c) violate any provision of the Charter Documents of the Company or any of its Subsidiaries;
          (d) except as set forth on Schedule 3.4 or as to matters which would not have a Material Adverse Effect, constitute a default (or an event that with the giving of notice or the passage of time) that would permit any Person to terminate any Contract, or accelerate the maturity of any indebtedness or other obligation, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (e) result in the creation or imposition of any Lien upon the Company, any of its Subsidiaries or any of their respective assets, or the Stock, except for any Permitted Liens or Liens that are created as a direct result of the actions of the Buyers, including Liens (if any) in favor of the Buyer’s lender.
     Section 3.5 Brokers or Finders. Neither the Company nor any of the Sellers have retained any broker or finder, made any statement or representation to any Person which would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 3.6 Consents and Approvals. Except as set forth on Schedule 3.6(a) and other than compliance with any applicable requirements of the HSR Act, no notice to, consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents under any Legal Requirement, Contract or Lien to which any of the Sellers, the Company or any of its Subsidiaries is a party or by which any of them is bound or by which any of their respective assets or properties is bound or affected which, if not obtained, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially and adversely affect the ability of the Buyer to own the Stock, the Company or its Subsidiaries or operate the Business. Schedule 3.6(b) is a complete list of all Contracts for which consent, approval or authorization of the transactions contemplated herein shall be obtained as a condition to the Closing (collectively, the “Necessary Consents”).
     Section 3.7 Financial Statements. Schedule 3.7 contains the following financial statements (the “Financial Statements”) of the Company and its Subsidiaries: (i) the compiled balance sheet and related statement of income as of April 22, 2006 (the “Interim Financial Statements”), and (ii) the compiled balance sheets and related statements of income for fiscal years ending December 31, 2004 and 2005 (collectively, the “Annual Financial Statements”). Except as provided in Schedule 3.7, each of the Financial Statements was prepared in accordance with the income tax basis of accounting as historically applied by the Company and, consistent with such basis of accounting, is complete and correct in all material respects, is consistent with the books and records of the Company and fairly presents the Company’s financial condition, assets and liabilities as of their respective dates and the results of operations for the periods related thereto.
     Section 3.8 Absence of Undisclosed Liabilities. None of the Company and its Subsidiaries has any debt, liability or obligation of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due) arising out of any transaction entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including, without limitation, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof; except (a) liabilities and obligations which arose after December 31, 2005, in the ordinary course business consistent with past custom and practice , (b) liabilities not required under GAAP to be shown on a balance sheet or to be addressed in the notes thereto, (c) liabilities and obligations to the extent specifically reflected and accrued for or reserved against on the December Balance Sheet or disclosed in the notes thereto and accrued expenses incurred in the ordinary course of business, (d) future performance obligations under Contracts identified and described in Schedule 3.15 or which are of the type described in Section 3.15 of this Agreement, but which because of dollar amount or other qualification are not required to be listed on Schedule 3.15, and (e) liabilities and obligations expressly described on Schedule 3.8.
     Section 3.9 Conduct of the Business. Except as set forth on Schedule 3.9 and except as provided in Section 2.1, since December 31, 2005, the Company has conducted the Business in the ordinary course of business consistent with past custom and practice and there has not been any change in the condition (financial or otherwise) of the assets, liabilities (absolute, accrued, contingent or otherwise), operating results, employee, supplier or customer relations, business activities of the Business, except for (i) the assignment, transfer, distribution or other disposition of the Excluded Assets and Excluded Liabilities in accordance with Section 1.7, and (ii) changes which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing and except as set forth on Schedule 3.9, since December 31, 2005, none of the Company and its Subsidiaries has:
          (a) sold, assigned or transferred any material asset (except in the ordinary course of business) or property right used in the Business other than the Excluded Assets, or mortgaged, pledged or subjected them to any Lien, except for Liens for current property taxes not yet due and payable;
          (b) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the operation of the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any person other than to the Buyer or its Affiliates, granted any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets;
          (c) (i) made or granted any increase in compensation, bonus, incentive compensation, service award, retention bonus or other like benefit payable or to become payable to any of their respective directors, officers, employees or agents, other than normal periodic increases in the ordinary course of business consistent with past practices, or (ii) made or granted, or amended or terminated, any existing employee plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan of the Company or arrangement, or entered into any new collective bargaining agreement or multiemployer plan;
          (d) conducted the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of the Business other than in the usual and ordinary course of business consistent with past custom and practice;

          (e) cancelled or compromised any indebtedness by, or waived or compromised any right with a value exceeding $100,000 or granted any refunds or credits in excess of $100,000, individually or in the aggregate, to any customer or supplier;
          (f) made any change in accounting methods, principles or practices affecting its assets, liabilities, revenues, expenses or business;
          (g) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, any Seller or officer of the Business (other than travel advances and other normal advances made in the ordinary course of business);
          (h) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights, whether or not covered by insurance and whether or not in the ordinary course of business;
          (i) received notification that any customer or supplier listed on Schedule 3.12 or Schedule 3.13 will stop or decrease in any respect the rate of business done with the Business, which would have a Material Adverse Effect on the Company;
          (j) made any acquisition, or entered into any Contract providing for the acquisition, by merging or consolidating with, or by purchasing any assets for an amount in excess of $100,000 individually or $250,000 in the aggregate in any one transaction or series of transactions, or equity securities of, or by any other manner, any business or corporation, partnership, limited liability company or other entity or division thereof, or any solicitation of, or participation in, or negotiations with respect to any of the foregoing;
          (k) entered into, amended or terminated any Contract with respect to a joint venture or similar arrangement;
          (l) made any redemption, purchase or other acquisition of any equity securities of any of the Company and its Subsidiaries, or any issuance, sale or other disposition of any shares of Stock or equity securities of any Subsidiary or Company Stock Rights;
          (m) incurred any indebtedness for borrowed money or made any investments in an amount exceeding $100,000 in the aggregate;
          (n) entered into any other material transaction relating to the Business, other than in the ordinary course of business;
          (o) adopted or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, settled any claim or assessment in respect of Taxes, or extended or waived the limitation period applicable to any claim or assessment in respect of Taxes;
          (p) committed to any of the foregoing; or
          (q) experienced any Material Adverse Effect to the Company.

     Section 3.10 Assets.
          (a) Title. Except as set forth on Schedule 3.10(a), and except for assets held under lease agreements that are listed on Schedule 3.15, the Company and each of its Subsidiaries owns good and marketable title to all of its tangible assets that are material to and used or held in connection with the Business (the “Assets”) free and clear of any and all Liens, other than Permitted Liens. The Assets and the Leased Real Property constitute all of the property and assets which are considered part of the Business and all of the assets necessary to conduct the Business as presently conducted.
          (b) Condition. The Assets, including, without limitation, all machinery, equipment, vehicle loaders, forklifts, auction trucks, tow trucks, tooling, lifts, furniture, fixtures, computer systems (hardware and software), office equipment, production supplies and other miscellaneous supplies, spare parts, tools, repair and maintenance parts, chemicals and fixed assets relating to the Business, and Inventory (excluding Vehicles), are in good and useable condition in all material respects, ordinary wear and tear excepted, and constitute all personal property used and necessary to lawfully conduct the Business as presently conducted.
          (c) Accounts Receivable for Advance Charges. The amount to be paid by the Buyer to the Company with respect to Advance Charges represents amounts actually advanced by the Company for the benefit of the consignor of a Vehicle which is not yet sold as of the Closing and owed by the consignor of such Vehicle to the Company, all of which is collectible in the ordinary course of the Business.
     Section 3.11 Intellectual Property.
          (a) The Company and its Subsidiaries own, or are licensed, or otherwise possess legally enforceable rights, to use all Proprietary Rights used in connection with the Business (“Company Proprietary Rights”). Each item of Company Proprietary Rights will, immediately subsequent to the Closing hereunder, continue to be owned and/or available for use by the Company and/or its Subsidiaries on terms which are identical to those pursuant to which the Company and its Subsidiaries, immediately prior to the Closing, own and/or have the right to use such item.
          (b) Schedule 3.11(b) contains a complete and correct list of all of the Company’s and its Subsidiaries’ patents and patent applications; trademarks and service marks, and any registrations and applications for registration thereof; domain names; copyright registrations and applications for registration thereof; all trade or corporate names used by the Company or any of its Subsidiaries; and all material computer software owned or used by the Company and its Subsidiaries. The Company has made available to the Buyer correct and complete copies of all such patents, registrations and applications and correct and complete copies of all written documentation relating to the prosecution (if applicable) of each such item. All renewal and maintenance fees in respect of the items listed in Schedule 3.11(b) (if applicable) have been duly paid. The Company and its Subsidiaries have licenses for all Commercial Software (as hereinafter defined) used in the Business, use of such Commercial Software is in accordance with such licenses and neither the Company nor its Subsidiaries has to pay or will be required to pay any on-going license or other fees or amounts for continued use of such Commercial

Software in the manner in which it is currently used or for continued maintenance and/or support, except for maintenance and/or support for periods after the Closing under agreements where the Company and/or its Subsidiaries pay less than $10,000 per year. “Commercial Software” means packaged commercially available software programs generally available to the public which (i) have been licensed to the Company or its Subsidiaries pursuant to end-user licenses, (ii) are used in connection with the Business but not a component of, incorporated into or otherwise used in the development of any Owned Company Proprietary Rights (as defined in Section 3.11(d) below) and (iii) have a cumulative cost or license fee to the Company and its Subsidiaries for all software and rights to use under each such end-user license of less than $10,000.
          (c) Schedule 3.11(c)(i) contains a complete and correct list of all (excluding Commercial Software) licenses and other agreements pursuant to which the Company or any of its Subsidiaries licenses or otherwise is granted rights with respect to any Proprietary Rights of any third party used in the conduct of the Business (“Third Party Licenses”). Except as set forth in Schedule 3.11(c)(ii), neither the Company nor any of its Subsidiaries is obligated to pay any fees, royalties or other compensation or consideration for the continued rights under the Third Party Licenses or for continued maintenance and/or support of software which is the subject thereof. Schedule 3.11(c)(iii) sets forth a complete and correct list of all licenses and other agreements pursuant to which the Company or any of its Subsidiaries grants to any third party any right with respect to any Company Proprietary Rights (“Company Licenses”). The Company has made available to the Buyer correct and complete copies of all Third Party Licenses and Company Licenses (as amended to date). Neither the Company nor any of its Subsidiaries are in violation of any material obligation of any Third Party Licenses or Company Licenses, and the Third Party Licenses and Company Licenses will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date.
          (d) Except for Commercial Software and other than Proprietary Rights which are the subject of Third Party Licenses (“Owned Company Proprietary Rights”) and except as disclosed on Schedule 3.11(d), (i) the Company or one of its Subsidiaries is the sole and exclusive owner of the Company Proprietary Rights (free and clear of any Liens), (ii) neither the Company nor any of its Subsidiaries is obligated to pay any continuing fees, royalties or other compensation or consideration to any third party, including without limitation, to any employee, consultant or contractor, with respect to any such Owned Company Proprietary Rights and (iii) all such Owned Company Proprietary Rights were developed, created and designed by Company or Subsidiary employees acting within the scope of their employment or by consultants or contractors who have assigned to the Company and its Subsidiaries ownership of all Proprietary Rights arising from the services performed for the Company or any of its Subsidiaries by such persons. To the Knowledge of the Company and the Sellers, no person is infringing, misappropriating or violating any Owned Company Proprietary Right nor challenging the ownership of any Owned Company Proprietary Right. The Company and/or its Subsidiaries have taken all necessary measures to safeguard and maintain all right, title and interest in and to all Owned Company Proprietary Right. No current or prior officer, employee, consultant or contractor of the Company or any of its Subsidiaries claims, and neither the Company nor any of its Subsidiaries is aware of any grounds to assert a claim to, or any ownership interest in, any Owned Company Proprietary Right as a result of having been involved in the development, creation or design of such property while employed or engaged by or consulting to the Company or any such Subsidiary, or otherwise.
          (e) Except as set forth on Schedule 3.11(e), neither the Company, any of its Subsidiaries nor any Company Proprietary Rights has infringed, misappropriated or violated, or is currently infringing, misappropriating or violating, any Proprietary Rights of any third party, there are no claims pending or, to the Knowledge of the Company or any of the Sellers, Threatened by any person alleging any such infringement, misappropriation or violation and neither the Company nor any of the Sellers is aware of or has Knowledge with respect to any infringement, misappropriation or violation which will occur as a result of the continued operation of the Business as presently conducted.
          (f) The computer software, hardware, systems and databases used internally in the operation of the Business (the “Computer System”) adequately meets the needs of the Businesses as presently conducted. Neither the Company nor any of its Subsidiaries has suffered any failures, errors or breakdowns in the Computer System within the past twelve (12) months which have caused any substantial disruption or interruption in the Business.
     Section 3.12 Customers. Schedule 3.12 is a complete and correct list of the Company’s top five (5) customers (dealers/buyers) by number of Vehicles purchased during the year ended December 31, 2005. Except as set forth on Schedule 3.12, no such customer has canceled or otherwise materially altered or terminated, or Threatened to cancel, terminate or otherwise materially alter, its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any Seller has received any written notice and has no Knowledge that any such customer intends to cancel or otherwise materially alter or modify its relationship with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries has any Contract, whether written or oral, with any such customer.
     Section 3.13 Suppliers. Schedule 3.13 is a complete and correct list of the Company’s top five (5) suppliers (insurance carriers and other providers of Vehicles for the Business) to the Company and its Subsidiaries by number of Vehicles sold during the year ended December 31, 2005. Except as set forth on Schedule 3.13, as of the date of this Agreement or which would not have a Material Adverse Effect on the Company, (a) no such supplier has canceled or otherwise terminated, or Threatened to cancel or terminate, its relationship with the Company or any of its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries nor any Seller has received any written notice, nor to the Company’s or the Sellers’ Knowledge, does any such supplier intend to cancel or otherwise modify its relationship with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.15 neither the Company nor any of its Subsidiaries has any Contract, whether written or oral, with any such supplier.
     Section 3.14 Towing Schedules. Schedule 3.14 is a complete and correct list of all towing rates charged to the Company by third parties used by the Company for towing services in the Business during the period from January 1, 2006, through one (1) week prior to the date hereof.
     Section 3.15 Contracts.

          (a) Except as set forth in Schedule 3.15, none of the Company and its Subsidiaries is a party to any Contract which is:
          (i) a mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money;
          (ii) a guarantee or any other evidence of liability for any indebtedness or obligation of any other Person;
          (iii) a letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which any of the Company and its Subsidiaries is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);
          (iv) a currency or interest rate swap, collar or hedge agreement;
          (v) an offset, counter trade or barter agreement;
          (vi) an agreement for the sale, license or lease by any of the Company and its Subsidiaries to any Person of any material amount of its assets other than dispositions of inventory in the ordinary course of the operation of its business;
          (vii) an agreement requiring the payment by any of the Company and its Subsidiaries of more than $100,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets;
          (viii) a distributor, broker or advertising Contract that is not terminable by any of the Company and its Subsidiaries at will or by giving notice of 30 days or less;
          (ix) a collective bargaining agreement, employment agreement, or consulting agreement requiring the payment by any of the Company or its Subsidiaries to any Person or Persons of more than $100,000 in any 12 month period beginning on or after December 31, 2005;
          (x) a collective bargaining agreement, employment, severance or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of any of the Company and its Subsidiaries;
          (xi) a joint venture agreement or teaming agreement;
          (xii) an agreement requiring the payment to any of the Company and its Subsidiaries by any other Person of more than $100,000 in any 12-month period beginning on or after December 31, 2005 for the purchase of goods or services;

          (xiii) an agreement requiring the payment by any of the Company and its Subsidiaries to any Person of more than $100,000 in any 12-month period beginning on or after December 31, 2005 for the purchase of goods or services;
          (xiv) an agreement imposing non-competition or exclusive dealing obligations on the Company or any of its Subsidiaries or otherwise limiting or restricting the ability of any of the Company and its Subsidiaries from doing business of any kind in the United States of America; or
          (xv) an agreement to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization.
          (b) The Sellers have made available to the Buyer a correct and complete copy of each Contract listed in Schedule 3.15. Except as set forth on Schedule 3.15, none of the Company and its Subsidiaries is in breach or default, nor has any event occurred which with the giving of notice or passage of time or both would constitute a breach or default, under any Contract listed in Schedule 3.15 and, to the Company’s and each Seller’s Knowledge, no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party to any such Contract. Each of the Contracts listed in Schedule 3.15 is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, set-offs or defenses. Except as set forth on Schedule 3.15, (i) none of the Contracts listed in Schedule 3.15 are subject to restrictions based on a change in control of the Company or any of its Subsidiaries, and (ii) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not trigger any termination right or give rise to any other right pursuant to the terms of any such Contract.
     Section 3.16 Litigation. Except as set forth in Schedule 3.16, there is no suit, action, proceeding, investigation, claim or order pending or, to the Company’s or any Seller’s Knowledge, Threatened against the Company or any of its Subsidiaries (or pending or, to the Company’s or any Seller’s Knowledge, Threatened against any of the current or former officers, directors or employees of the Company or any of its Subsidiaries) with respect to the Business or the Assets before any Governmental Authority, mediator or arbitrator. Neither the Company nor any of its Subsidiaries (a) is subject to any judgment, order or decree of any court or Governmental Authority; (b) has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may be material to the Company, any of its Subsidiaries or the Business; and (c) is engaged in any legal action to recover monies due it or for damages sustained by it.
     Section 3.17 Compliance with Legal Requirements. Except as set forth on Schedule 3.17, to the Company’s and each Seller’s Knowledge, neither the Company nor any of its Subsidiaries is in violation of any Legal Requirement or requirement in connection with the conduct, ownership, use, occupancy or operation of the Business or the Assets, nor has the Company, any of its Subsidiaries or any Seller received notice (written or oral) of any such violation, except for violations that do not constitute a Material Adverse Effect on the Company.
     Section 3.18 Licenses and Permits. The Company and each of its Subsidiaries holds all Permits and approvals of Governmental Authorities necessary or desirable for the current conduct, ownership, use, occupancy or operation of its Business and Assets, all of which are identified on Schedule 3.18, and complete and correct copies of which have previously been furnished to the Buyer. The Company and its Subsidiaries are in compliance with such Permits and approvals (except for such noncompliance that does not constitute a Material Adverse Effect on the Company), all of which are in full force and effect, and neither the Company nor any of its Subsidiaries nor any Seller has received any notice (written or oral) to the contrary.
     Section 3.19 Real Property. With respect to the Real Property:
          (a) Real Property and Leased Real Property. Schedule 3.19(a) sets forth the correct and complete location (City and State) and address of the Owned Real Property and the Leased Real Property and designates the Owned Real Property and the Leased Real Property.
          (b) Assets Located on the Real Property. As of the Closing Date, all of the Assets will be located on the Real Property and no other real property shall be necessary for the operation of the Business.
          (c) Interference with Use of the Real Property. To the Company’s and each Seller’s Knowledge, there are no matters affecting the Real Property which could reasonably be expected to curtail or interfere with the use of any of the Real Property for the purpose of operating the Business.
          (d) Zoning and Land Use Restrictions. Except as set forth in Schedule 3.19(d), the Real Property is zoned in a manner which permits its present use. There are no pending or, to the Company’s and each Seller’s Knowledge, Threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any of the Real Property. Neither the Company, any of its Subsidiaries, nor any of the Sellers has received any notice (written or oral) from any municipal, state, federal or other Governmental Authority regarding zoning, building, fire, water, use, health, environmental, ordinance, code or regulatory violations issued with respect to any of the Real Property, and no such violations exist, except for such violations of which the Company and each Seller has no Knowledge and that do not constitute a Material Adverse Effect on the Company. Except as set forth on Schedule 3.19(d), (i) the buildings, improvements and fixtures upon the Real Property are permitted, conforming structures under applicable zoning, subdivision and building laws and ordinances and will remain permitted, conforming structures unaffected by any change in control of the Company and its Subsidiaries which results from the consummation of the transactions contemplated by this Agreement, and (ii) the present uses of such buildings, improvements and fixtures by the Company and its Subsidiaries are permitted, conforming uses under such zoning, subdivision and building laws and ordinances and will remain permitted, conforming uses unaffected by any change in control of the Company and its Subsidiaries which results from the consummation of the transactions contemplated by this Agreement. The Real Property includes all rights to facilities necessary to ensure compliance with all zoning, building, health, fire, water, use or similar Legal Requirements. No charges or violations have been filed, served, made upon or against the Company or any of its Subsidiaries or, to the Company’s and each Seller’s Knowledge, Threatened against or relating to the Real Property or any of the Company’s or any of its Subsidiaries’ operations conducted thereon as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning, subdivision and building laws or restrictive covenants (including, without limitation, those relating to health, safety or environmental protection) caused by the Company or any of its Subsidiaries.
          (e) Condemnation. There is no pending or, to the Company’s and each Seller’s Knowledge, Threatened: (i) condemnation or eminent domain proceeding against any part of the Real Property by any Governmental Authority; (ii) special assessment against the Real Property; or (iii) action against the Company or any of its Subsidiaries for breach of any restrictive covenant affecting the Real Property.
          (f) Utilities. The Real Property is supplied with utilities and other services necessary for its current operation, and all such services are adequate to conduct the Business and are located and maintained in accordance with all Legal Requirements applicable to the Company, any of its Subsidiaries or the Real Property. To the Company’s and each Seller’s Knowledge, no fact or condition exists which would result in the termination or impairment of access to the Real Property from adjoining public or private streets or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.
          (g) Condition. Except as set forth on Schedule 3.19(g), the roofs and foundations of the improvements located on the Real Property are free from leaks and seepage, there are no known structural defects, and the buildings, improvements, structures, fixtures, equipment, computer hardware and software and other tangible personal property owned, leased or used by the Company or any of its Subsidiaries, including, without limitation, heating and cooling equipment, ventilation, mechanical, electrical sprinkler and air conditioning equipment, and the plumbing, electrical and other mechanical systems in such improvements have been properly maintained, are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are substantially fit for the purposes for which they are being used.
          (h) Mechanics’ Liens. No labor, material or services have been furnished by or at the direction of the Company or any of its Subsidiaries on or about the Real Property or any part thereof, as a result of which any mechanic’s, laborer’s or materialmen’s liens or claims thereof might arise other than for which payments in full have been made as of the Closing Date.
          (i) Options, Etc. There are no purchase contracts, subleases, licenses, concessions, rights of first refusal, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, whereby any person or entity other than the Company has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Real Property. None of the Company and its Subsidiaries has any interest in, or any right or obligation to acquire any interest in, any other real property.
          (j) Possession. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Real Property.

          (k) Leases. The Company has valid and enforceable leasehold interests in all of the real property held under leases described in Schedule 3.19(k), which leasehold interests are free and clear of all Liens, except for Permitted Liens and the items listed on Schedule 3.19(k).
          (l) Default and Amendments. Neither the Company nor, to the Company’s and each Seller’s Knowledge, any other party to any of the leases pertaining to the Leased Real Property (the “Leases”) is in default under any of the Leases. The Leases have not been amended, modified or assigned except as set forth on Schedule 3.19(l).
          (m) Subleases. Except as listed on Schedule 3.19(m), there are no leases, subleases, licenses, concessions or other agreements, written or oral, to which the Company is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property.
          (n) Owned Real Property. Except as listed on Schedule 3.19(n), as of the Closing Date, the Company shall own good and indefeasible title to the Owned Real Property free and clear of all Liens other than Permitted Liens.
     Section 3.20 Health, Safety and Environment.
          (a) Compliance with Environmental and Safety Requirements. Except as set forth on Schedule 3.20, the Company and each of its Subsidiaries has complied and is in compliance in all respects with all applicable Legal Requirements relating to public health and safety, worker health and safety, and pollution and protection of the environment, all as amended or hereafter amended, except for such noncompliance that does not constitute a Material Adverse Effect on the Company (“Environmental and Safety Requirements”), and the Company and each of its Subsidiaries possesses all required permits, licenses and certificates, and has filed all notices or applications, required thereby. The Buyer has received Phase One and Limited Phase Two Environmental Site Assessment Reports prepared for the Leased Real Property, copies of which are attached to Schedule 3.20.
          (b) No Hazardous Materials. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Materials at any site, location or facility other than in compliance with Environmental Safety Requirements and such as would not give rise to liability (including common law liability) or corrective or remedial obligations under Environmental and Safety Requirements and (i) no condition or contamination by such Hazardous Material is present on, in or under the Real Property, and (ii) such Real Property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Materials in such form or condition which would give rise to liability under Environmental and Safety Requirements or under common law.
          (c) No Actions or Proceedings. Neither the Company nor any of its Subsidiaries has been subject to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Materials in, under or upon the Real Property or any offsite disposal facility or location, and there are no pending or, to the

Company’s and each Seller’s Knowledge, Threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any other entity, private or public, regarding any matter relating to health, safety or protection of the environment.
     Section 3.21 Taxes . All Taxes due and payable by the Company (which, for the purposes of this representation shall include the Sellers with respect to their pro rata shares of the items determined under Section 1366 of the Code) and each of its Subsidiaries have been timely paid in full whether or not shown on any Tax Return. The Company and each of its Subsidiaries has timely filed all federal, state, county, local and foreign Tax Returns that it is required to have filed, and such returns are complete and correct in all respects. Any deficiencies proposed as a result of any audits of the Company or any of its Subsidiaries by any Governmental Authority have been paid or settled, and there are no present disputes as to Taxes payable by the Company or any of its Subsidiaries. There are no unexpired waivers or extensions of any statute of limitations with respect to any Taxes of either the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes against it. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to taxation by that jurisdiction. Schedule 3.21 sets forth each jurisdiction in which the Company or any of its Subsidiaries is required to file Tax Returns or pay Taxes. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. The Company and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Neither the Company nor any of its Subsidiaries have any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract, or otherwise. The Company and its Subsidiaries are not party to any agreement, contract, arrangement, or plan that has resulted or could result, separately, or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is and has not ever been a member of an Affiliated Group. Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as provided on Schedule 3.21, the aggregate unpaid Taxes of Company (excluding taxes of the Sellers) and its Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet as of such date included in the Financial Statements. Neither the Company nor any of its Subsidiaries has engaged in any transaction outside their ordinary course of business since the date of the Interim Financial Statement. The Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) ”closing agreement” described in Section 7212 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) installment sale or open transaction disposition made by the Company or any of its Subsidiaries on or prior to the Closing Date, (iii) prepaid amount received by the

Company or any of its Subsidiaries on or prior to the Closing Date, or (iv) pursuant to Section 951 of the Code with respect to amounts earned on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code. Neither the Company nor any of its Subsidiaries has engaged in any reportable transaction within the meaning of Sections 6111 or 6112 of the Code. Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact any tax attribute of or the amount of Tax due from the Buyer after the Closing Date. The Company and its Subsidiaries have collected and maintained all resale certificates and other documentation required to qualify for any applicable exemption from the collection of sales taxes. The Seller has been an “S corporation” as that term is defined in Section 1361(a)(1) of the Code (and any corresponding provision of state or local law) at all times since January 1, 1999. ADS Priority Transport, Ltd. has been an Ohio limited liability company treated as a disregarded entity for federal and all applicable state and local tax purposes at all times since the date of its formation. ADS Ashland, LLC has been an Ohio limited liability company treated as a disregarded entity for federal and all applicable state and local tax purposes at all times since the date of its formation.
     Section 3.22 Labor Relations. Neither the Company nor any of its Subsidiaries is a party to, or obligated with respect to, any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. No strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred or is pending or Threatened against the Company or any of its Subsidiaries, nor to the Company’s or the Sellers’ Knowledge is there any reasonable basis for any such allegation, charge or complaint.
     Section 3.23 Workers’ Compensation and Medical Claims. Schedule 3.23 sets forth all expenses, obligations, duties and liabilities of the Company relating to any claims by employees and former employees (including dependents and spouses) of the Company and its Subsidiaries made since December 31, 2004, and the extent of any specific accrual on or reserve therefore set forth on the December Balance Sheet, for (a) costs, expenses and other liabilities under any Legal Requirements relating to workers compensation, and (b) any other medical costs and expenses, but not including claims under or costs of any group health insurance plan.
     Section 3.24 Employee Benefit Plans.
          (a) Except as is described in Schedule 3.24(a), neither the Company nor any Subsidiary has ever maintained, made contributions to or had any other liability with respect to any Employee Benefit Plan at any time during the three (3) year period ending on the date hereof. Except for the Employee Benefit Plans of the Company, neither the Company nor any Subsidiary has any liability for any Employee Benefit Plan maintained or contributed to by any current or former ERISA Affiliate.
          (b) The Sellers have made available complete copies to the Buyer of (i) each written Employee Benefit Plan of the Company, as amended to the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any Governmental Authority with respect to such plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Employee Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any such plan; and (vi) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials. A description of any unwritten Employee Benefit Plans of the Company, including a description of any material terms of such plan, is set forth in Schedule 3.24(b).
          (c) Except as disclosed on Schedule 3.24(c), each Employee Benefit Plan of the Company, (i) has been in compliance and currently complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code or any other applicable Legal Requirements, and has been operated in all material respects in accordance with its terms; and (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. Without limiting the foregoing, all required contributions to the Auto Disposal Systems, Inc. 401(k) Profit Sharing Plan and Trust have been completely and timely made in accordance with the governing documents related to such plan and applicable Legal Requirements except as disclosed on Schedule 3.24(c).
          (d) Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, a plan which is (i) a “multiemployer plan” (as defined in Section 3(37) and 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any ERISA affiliate has any liability (contingent or otherwise) for any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Section 302 of ERISA, Title IV or ERISA or Section 412 of the Code, specifically including the Dayton Auto Salvage Pool, Inc. Defined Benefit Pension Plan.
          (e) There are no actions, suits, investigations or claims pending or, to the Knowledge of the Company, Threatened with respect to any Employee Benefit Plan of the Company, or the assets thereof (other than routine claims for benefits), and to the Knowledge of the Company, there are no facts which could reasonably be expected under existing circumstances to give rise to any liability, action, suit, investigation, or claim against any Employee Benefit Plan of the Company, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan of the Company or the assets thereof except as disclosed on Schedule 3.24(c).
          (f) Except as set forth on Schedule 3.24(c), to the Company’s and each Sellers’ Knowledge, no person has: (i) entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Employee Benefit Plan of the

Company; (ii) breached a fiduciary obligation with respect to any Employee Benefit Plan of the Company; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.
          (g) No Employee Benefit Plan of the Company provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any of the Company or any ERISA Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law).
          (h) To the Knowledge of the Company, no communication or disclosure has been made that, at the time made, did not accurately reflect the written terms and operations of any Employee Benefit Plan of the Company.
          (i) No Employee Benefit Plan of the Company or any other agreement, program, policy or other arrangement by or to which either the Company or any ERISA Affiliate, are bound or are otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
          (j) Each Employee Benefit Plan of the Company which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and (ii) either (A) is in a form which complies with the requirements of Section 409A of the Code, or (B) has been amended in good-faith, under guidance issued pursuant to Section 409A of the Code, so that its terms and provisions comply with the requirements of Section 409A of the Code; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.
     Section 3.25 Inventory. Set forth on Schedule 3.25 is a complete and accurate listing of all of the Company’s and its Subsidiaries’ Vehicles being or to be held for auction as of no more than five (5) days prior to the date hereof and Closing, as applicable.
     Section 3.26 Vehicle Warranties. No Vehicles sold, serviced or distributed by the Company or any of its Subsidiaries prior to the Closing Date are subject to any guarantee or warranty other than the Company’s standard “as is” terms and conditions of sale.
     Section 3.27 Insurance. Schedule 3.27 lists and describes all of the Company’s and its Subsidiaries’ insurance policies in effect on the date hereof and all insurance policies maintained by the Company or any of its Subsidiaries during the past three (3) years, and all pending outstanding claims against such insurance policies. Except as set forth on Schedule 3.27, all insurance policies are in effect, and neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination of any insurance policy in effect on the date hereof or within the past three (3) years.
     Section 3.28 Affiliate Transactions. Schedule 3.28 sets forth a summary description of each transaction, other than transactions pursuant to written employment arrangements, involving the transfer of any cash, property or rights to or from the Company or any of its Subsidiaries, on the one hand, from, to or for the benefit of any Affiliate or former Affiliate of the Company (collectively, the “Affiliate Transactions”), on the other hand, since January 1, 2005, and any existing commitments of the Company or any of its Subsidiaries to engage in the future in any Affiliate Transaction.
     Section 3.29 Books and Records. Except as disclosed on Schedule 3.29, all the books, records and accounts of the Company and its Subsidiaries (a) are in all material respects correct and complete in accordance with good business practice as historically applied by the Company, (b) are applicable to the Business, (c) accurately and fairly present and reflect in all material respects in accordance with good business practice all of the transactions described therein, and (d) in all material respects, in accordance with good business practice, have recorded therein all the properties, assets and liabilities of the Company and its Subsidiaries.
     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT HERETO, THE SELLERS DO NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY, THE SELLERS OR THE BUSINESS OR ASSETS OF THE COMPANY. THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT BY THE SELLERS ARE IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES THE COMPANY OR THE SELLERS MIGHT HAVE GIVEN THE BUYER, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR INTENDED USE. ALL OTHER REPRESENTATIONS OR WARRANTIES WHICH THE COMPANY, THE SELLERS OR ANYONE PURPORTING TO REPRESENT THE COMPANY OR THE SELLERS MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, WITH RESPECT TO THE SUBJECT MATTER HEREOF ARE EXPRESSLY EXCLUDED.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Sellers as follows:
     Section 4.1 Buyer Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Buyer has the power and authority to own all of its properties and assets and to conduct its business.

     Section 4.2 Authorization. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other act or proceeding on the part of the Buyer is necessary. The Buyer has the power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by the Sellers, this Agreement and the other Transaction Documents to which the Buyer is a party constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.
     Section 4.3 No Violation. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated herein and therein do not and will not:
          (a) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which the Buyer may be bound or affected;
          (b) violate or conflict with any Legal Requirements; or
          (c) violate any provision of the Charter Documents of the Buyer.
     Section 4.4 Consents and Approvals. Except with respect to regulatory approval under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by the Buyer in connection with the Buyer’s authorization, execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the transactions contemplated hereby and thereby.
     Section 4.5 Purchase for Own Account. The Buyer is acquiring the Stock for its own account without a view to distribution thereof, except in accordance with the Securities Act.
     Section 4.6 Brokers or Finders. The Buyer has not retained any broker or finder, made any statement or representation to any Person which would entitle such Person to, or agreed to pay, any broker’s finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 4.7 Financing. The Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Article V
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     The Buyer’s obligation to purchase the Stock and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):
     Section 5.1 Accuracy of Representations. The Sellers’ representations and warranties in this Agreement must be true, correct and complete at and as of the Closing Date, as if made at and as of such date (except that where a representation or warranty is qualified by reference to the phrases “material,” “materially,” “Material Adverse Effect” or “in all material respects,” such qualification shall for the purposes of this Section be ignored), with only such exceptions as would not in the aggregate have a Material Adverse Effect on the Company; provided, however, that notwithstanding the foregoing the representations and warranties set forth in Section 3.1, Section 3.3, and Section 3.5 shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date.
     Section 5.2 Compliance with Covenants. Each of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects (other than any such obligation or covenant containing “materiality” or “material adverse effect” or similar qualifiers, which shall be true and correct in all respects), with only such noncompliance that would not have a Material Adverse Effect on the Company.
     Section 5.3 No Material Adverse Change. Since December 31, 2005, no Material Adverse Change shall have occurred in respect of the Company.
     Section 5.4 Consents. Each of the Necessary Consents must have been obtained and must be in full force and effect, including, without limitation, approval under the HSR Act, and copies of the Necessary Consents shall have been delivered to the Buyer.
     Section 5.5 No Proceedings. There must not have been commenced or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or the other Transaction Documents, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement or the other Transaction Documents.
     Section 5.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement and the other Transaction Documents by the Sellers will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Person affiliated with the Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement, or (b) any Legal Requirement that has been published, introduced, or otherwise formally proposed by or before any Governmental Authority.

     Section 5.7 Opinion of Counsel. The Buyer shall have received an opinion of Chernesky, Heyman & Kress P.L.L., counsel to the Sellers, in form and substance reasonably satisfactory to the Buyer.
     Section 5.8 Resignations. The Buyer shall have received written resignations, effective as of the Closing Date, from each of the directors and corporate officers of the Company and each of its Subsidiaries.
     Section 5.9 Stock Certificates. The Sellers shall have delivered to the Buyer all certificates representing the Stock, together with duly executed stock powers or other documents of transfer and assignment sufficient to transfer record title and full beneficial ownership of the Stock to the Buyer.
     Section 5.10 Excluded Assets and Excluded Liabilities. Arrangements shall have been made for the Excluded Assets and Excluded Liabilities to be assigned, transferred, distributed or otherwise disposed of or satisfied by the Company in accordance with Section 1.7 of this Agreement and the Sellers shall have delivered to the Buyer such documentation as the Buyer may reasonably request in connection with such transfer, assignment, distribution and/or disposition, including written evidence that any and all Liens relating to any of the Excluded Liabilities have been terminated or released.
     Section 5.11 Escrow Agreement. The Sellers shall have delivered to the Buyer the Escrow Agreement, duly executed by each of the Sellers and the Escrow Agent.
     Section 5.12 Closing Deliveries by the Sellers. At the Closing, the Sellers shall have delivered to the Buyer:
          (a) A written payoff letter as of the Closing Date with respect to each item of Outstanding Indebtedness or evidence that such prior Outstanding Indebtedness has been fully paid and that all Liens relating thereto have been terminated or released;
          (b) A release executed by each of the Seller’s in respect of any rights to indemnification or advancement of expenses such Person may have under the Company Charter Documents or any of the Subsidiary Charter Documents with regard to any matters arising under, in connection with or relating to this Agreement or the other Transaction Documents;
          (c) A certificate executed by each of the Sellers stating that the conditions set forth in Sections 5.1 through 5.3 hereof have been satisfied;
          (d) Certificates of good standing or such other similar certificates with respect to the Company and each of its Subsidiaries dated not earlier than ten (10) days prior to the Closing Date from their respective jurisdictions of incorporation and from every jurisdiction in which such Person is required to qualify to do business as a foreign entity;
          (e) A copy of the Company Charter Documents and for each Subsidiary, a copy of the Subsidiary Charter Documents, certified by the Secretary of State of its jurisdiction of incorporation or formation;

          (f) A duly executed and completed Internal Revenue Service Form 8023 making the Section 338(h)(10) Election in connection with the acquisition of the Stock by the Buyer pursuant to the terms of this Agreement;
          (g) A non-foreign affidavit dated as of the Closing Date from each Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;
          (h) A copy of the signed Employee Retention Escrow Agreement;
          (i) A fully executed copy of each of the Employee Retention Agreements;
          (j) Evidence in form and substance reasonably satisfactory to the Buyer of the effective transfer of ownership of Company common stock from J. Douglas Hausfeld to the Sellers;
          (k) A Non-Competition and Non-Solicitation Agreement executed by Douglas Hausfeld in favor of the Company in substantially the form attached hereto as Exhibit 9.1(d);
          (l) A copy of the Consulting Agreement duly executed by DBT Investments Company, an Ohio general partnership, in substantially the form attached hereto as Exhibit 5.12(l); and
          (m) Such other documents as the Buyer may reasonably request in connection with the transactions contemplated hereby and the other Transaction Documents.
     Section 5.13 Documentation Satisfactory to Buyer. All documents to be delivered by the Sellers in connection with the transactions contemplated by this Agreement and the other Transaction Documents will be reasonably satisfactory in form and substance to the Buyer.
Article VI
CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE
     The Seller’s obligation to sell the Stock and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):
     Section 6.1 Accuracy of Representations. Each of the Buyer’s representations and warranties in this Agreement must be accurate in all material (other than those already containing “materiality” or “material adverse effect” or similar qualifiers, which shall be true, correct and complete in all respects) respects as of the Closing Date as if made on the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

     Section 6.2 Compliance with Covenants. Each of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects (other than any such obligation or covenant containing “materiality” or “material adverse effect” or similar qualifiers, which shall be true and correct in all respects).
     Section 6.3 HSR Approval. Approval under the HSR Act of the transactions contemplated under this Agreement must have been obtained and must be in full force and effect.
     Section 6.4 No Proceedings. There must not have been commenced or Threatened against the Sellers any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or the other Transaction Documents, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement or the other Transaction Documents.
     Section 6.5 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement or the other Transaction Documents by the Buyer will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Sellers or any Person affiliated with the Sellers to suffer any material adverse consequence under, (a) any applicable Legal Requirement, or (b) any Legal Requirement that has been published, introduced, or otherwise formally proposed by or before any Governmental Authority.
     Section 6.6 Opinion of Counsel. The Sellers shall have received an opinion of Katten Muchin Rosenman, LLP, counsel to the Buyer, in form and substance reasonably satisfactory to the Sellers.
     Section 6.7 Escrow Agreement. The Buyer shall have delivered to the Sellers the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.
     Section 6.8 Closing Deliveries by Buyer. At the Closing, the Buyer shall have delivered to the Sellers:
          (a) A certificate executed by an officer of the Buyer stating that the conditions set forth in Sections 6.1 through 6.3 hereof have been satisfied;
          (b) A certificate of good standing with respect to the Buyer dated not earlier than 10 days prior to the Closing Date from the Secretary of State of Illinois;
          (c) Certified copies of the resolutions adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents;
          (d) A copy of the Buyer’s certificate of incorporation certified by the Secretary of State of Illinois;

          (e) The Purchase Price, including the Escrow Deposit and the Employee Retention Escrow Deposit;
          (f) A copy of the Consulting Agreement duly executed by an officer of the Company; and
          (g) Such other documents as the Sellers may reasonably request in connection with the transactions contemplated hereby and the other Transaction Documents.
     Section 6.9 Documentation Satisfactory to the Sellers. All documents to be delivered by the Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents will be reasonably satisfactory in form and substance to the Sellers.
Article VII
TERMINATION
     Section 7.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
          (a) by either the Buyer or the Sellers if the Closing has not occurred on or before July 31, 2006 (the “Termination Date”); provided, however, that in the event the Closing has not occurred on or before the Termination Date, due to a failure to receive regulatory approval under the HSR Act, then the Parties hereby agree to negotiate in good faith to extend the Termination Date based on the circumstances then applicable;
          (b) by the Buyer, if any of the conditions in Article V has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date;
          (c) by the Sellers if any of the conditions in Article VI has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or any Seller to comply with his or its obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date; or
          (d) by mutual consent of the Buyer and the Sellers.
     Section 7.2 Effect of Termination. As between the Buyer and the Sellers, each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 2.7 and 2.5(b) will survive; provided, however, that if this Agreement is terminated by either party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
Article VIII
INDEMNIFICATION
     Section 8.1 Indemnification by the Sellers. Subject to Section 8.6 hereof, from and after the Closing, the Sellers jointly and severally agree to indemnify, defend and save the Buyer and the Company, and each of its officers, directors, employees, agents, and the successors, assigns and affiliates of the foregoing (each, a “Buyer Indemnified Party”) harmless from and against any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages (including reasonable fees and expenses of attorneys, accountants and other experts and consultants incurred in the investigation of or defense thereof or in enforcing rights hereunder) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of:
          (a) any inaccuracy in the representations or warranties of the Sellers contained in this Agreement;
          (b) the failure of the Sellers to perform any of their covenants or obligations contained in this Agreement or the Transaction Documents or in any exhibit or schedule hereto or thereto;
          (c) the Excluded Liabilities;
          (d) any Taxes imposed on the Company, any of its Subsidiaries or with respect to the Business for any period (or portion of any period) ending on or before the Closing Date, which are the responsibility of the Sellers as provided in Section 9.2 hereof, including, without limitations, any Taxes imposed in connection with the Section 338(h)(10) Election and the transfer of Excluded Assets;
          (e) the assertion or recovery against the Buyer or the Company or any of its Subsidiaries in connection with any employment-related claims arising out of or in connection with facts, circumstances or conditions existing on or prior to the Closing, which are (i) filed prior to the Closing Date or (ii) filed after the Closing Date but which arose from facts and circumstances or an event which existed prior to the Closing Date.
     Section 8.2 Indemnification by the Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and their respective officers, directors, employees and agents and affiliates (each, a “Seller Indemnified Party”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of: (a) any misrepresentation in or breach of the representations and warranties of the Buyer contained in this Agreement, the Transaction Documents or in any schedule or exhibit hereto or thereto; or (b) the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement or the Transaction Documents.
     Section 8.3 Indemnification Procedure. If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article VII, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto. The Indemnifying Party, if it so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense if the claim which the Indemnifying Party seeks to assume control of (a) seeks non-monetary relief or (b) involves criminal or quasi-criminal allegations. In the event that the Indemnified Party has the right to retain exclusive control of the defense of such claim due to a failure of the Indemnifying Party to satisfy any of the requirements set forth above, the Indemnified Party shall use good faith efforts, consistent with prudent business judgment, to defend such claim. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (iii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the reasonable fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. No settlement of any third-party claim may be made without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed.
     Section 8.4 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 8.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.
     Section 8.5 Survival. All representations, warranties and indemnifications of the parties contained in or arising out of this Agreement, the Transaction Documents or otherwise in connection herewith or therewith shall survive the Closing hereunder, notwithstanding any examination made for or on behalf of any party hereto, the Knowledge of any such party’s officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion, and shall survive until the date which is eighteen (18) months after the Closing Date; provided, however, that notwithstanding anything to the contrary contained herein, (a) Tax

Representations and indemnification with respect to Taxes shall survive until ninety (90) days after expiration of the applicable statute of limitations (including any extension thereof), (b) Fundamental Representations shall survive indefinitely. Unless a specified period is set forth in this Agreement and in the Transaction Documents (in which event such specified period will control), all covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.
     Section 8.6 Escrow Deposit. The Parties agree that the Escrow Deposit shall serve as security for the Sellers’ indemnification obligations under this Article VIII. Except as otherwise provided herein, any indemnity payment due to the Buyer under this Article VIII shall be deducted solely and exclusively from the Escrow Deposit, in accordance with the terms of the Escrow Agreement, to the extent available and without recourse to the Sellers (which agreement shall provide for a XXXX* deductible for indemnification obligations of Sellers under this Article VIII, as to which deductible Sellers shall have no liability), provided, however, that in the event of an indemnification claim based on an Excluded Liability or an alleged breach of a Tax Representation (including for the avoidance of doubt, the indemnification set forth in Section 8.1(d)), or a Fundamental Representation, then the deductible referenced above shall not apply, and to the extent that the amounts which become due and payable to the Buyer as a result of an indemnification claim based on an Excluded Liability or an alleged breach of a Tax Representation or a Fundamental Representation exceed the amount of the Escrow Deposit then available to pay such amounts, the Sellers shall be liable to the Buyer and shall pay such excess amounts to Buyer directly, subject to and in accordance with the joint and several nature of such obligations. Interest on the Escrow Deposit shall accrue for the benefit of the Sellers. The Buyer and the Sellers shall share equally in the costs and expenses of the administration of the Escrow Deposit by the Escrow Agent.
     Section 8.7 Insurance. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this Article VIII, the payment under this Article VIII with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.
     Section 8.8 Investigation and Remediation of Certain Known Adverse Environmental Conditions. Notwithstanding any other provisions of this Article VIII, the Buyer shall have the right to investigate and remediate the known adverse environmental conditions set forth in Schedule 8.8, consistent with applicable Environmental Law and the Buyer’s use of the property, using consultants of the Buyer’s choice and at the Sellers’ sole cost

(the “Known Condition Response Actions”). The Sellers acknowledge that they have been provided an opportunity to review and have approved the Buyer’s work plans for the Known Condition Response Actions attached to Schedule 8.8 (the “Response Proposal”). Provided, however, the Seller shall have the right to review and approve any further remediation work and/or additional costs which extend beyond the scope of the approved Response Proposal. The Buyer shall provide to the Sellers copies of all reports, government submittals and correspondence received from Governmental Authorities. Within ninety (90) days after the Closing Date or as soon thereafter as reasonably possible, the Buyer shall provide the Sellers copies of invoices documenting the costs associated with any Known Condition Response Action (the “Known Condition Response Costs”) for which the Buyer seeks reimbursement from the Sellers and the Sellers shall reimburse the Buyer’s Known Condition Response Costs within ten (10) business days of receiving such invoices. “Known Condition Response Costs shall not include (i) costs associated with a covenant not to sue from the Ohio Environmental Protection Agency or related governmental entity or (ii) any of Buyer’s attorneys fees in connection with any Known Condition Response Action, including, but not limited to, the preparation or review of the Response Proposal, the Sellers’ comments, if any thereto, review of any additional Phase I or Phase II environmental assessments, or interaction with any governmental authorities related thereto.
     Section 8.9 Outstanding Checks. In the event any check which has been outstanding for greater than six (6) months and thus has been excluded from Checks-in-Transit and is presented for payment after the Closing, Sellers agree to indemnify the Company for the amount of such check and such indemnity obligation shall not be subject to the deductible and Escrow Deposit referenced in Section 8.6.
Article IX
RESTRICTIVE COVENANTS AND OTHER AGREEMENTS
     Section 9.1 Restrictive Covenants. The Parties agree that Buyer is relying on the covenants and agreements set forth in this Section 9.1, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.
          (a) Non-competition. In furtherance of the purchase and sale of the Stock to the Buyer hereunder by virtue of the transactions contemplated hereby, to more effectively protect the value of the Business so transferred, and to induce the Buyer to consummate the transactions contemplated hereby, each Seller covenants and agrees that, for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Term”), he will not, nor will he permit any of his respective Affiliates to, (i) engage, directly or indirectly, individually or as a shareholder, director, officer, member, partner, joint venturer, employee or agent of any other Person, in the Business or in any business which is competitive with the Business, anywhere within 150 miles of any facility of the Buyer; (ii) solicit any party who is or was a customer or supplier of the Business, or who becomes a customer or supplier of the Business at any time during the Term, for the purpose of engaging in, or assisting any person or entity in engaging in, any business which competes directly or indirectly with the Business; or (iii) solicit for employment any employee of the Buyer, the Company or any of their respective Subsidiaries or any other person who is on the date hereof, or becomes at any time during the

Term, an employee of the Buyer, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing contained in this Section 9.1 shall prohibit any Seller or his Affiliates from owning not more than an aggregate of one percent (1%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market; provided that no Seller or his Affiliate is actively engaged in the Business.
          (b) Confidentiality. The Sellers recognize and acknowledge that they have knowledge of confidential information concerning the Company and its Subsidiaries, the Business and the Assets (“Confidential Information”). In light of the foregoing, the Sellers shall, and shall cause their respective Affiliates to, maintain the confidentiality of all Confidential Information for the duration of the Term, except to the extent disclosure of any such information is required by Legal Requirement or expressly authorized by or reasonably occurs in connection with disputes over the terms of this Agreement; provided that this confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of the Sellers or their respective representatives. In the event that any Person reasonably believes after consultation with counsel that such Person is required by Legal Requirement to disclose any Confidential Information, such Person will (a) provide the Buyer with prompt notice before such disclosure is made in order that the Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information, and (b) cooperate with the Buyer in attempting to obtain such order or assurance.
          (c) Remedies. Without limiting the right of the Buyer to pursue all other legal and equitable rights available to it for violations of this Section 9.1, it is agreed that other remedies cannot fully compensate the Buyer for such a violation and that the Buyer shall be entitled to injunctive relief (without the necessity of posting a bond) to prevent violation or continuing violation thereof. It is the intent of and understanding of each party hereto that if, in any action before any court legally empowered to enforce this Section 9.1, any term, restriction, covenant or promise in this Section 9.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
          (d) Prior Shareholder. The Parties agree and acknowledge that at Closing, the Sellers shall cause J. Douglas Hausfeld to execute and deliver a Non-Competition and Non-Solicitation Agreement containing terms and conditions substantially similar to those contained in this Section 9.1 in the form attached hereto as Exhibit 9.1(d).
     Section 9.2 Tax Matters . Pre-Closing Income Tax Returns. The Sellers shall timely prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries relating to Taxes imposed on net income (“Income Taxes”) for all periods ending on or prior to the Closing Date with respect to which a Tax Return was not due on or before the Closing Date (“Pre-Closing Income Tax Returns”). All such Pre-Closing Income Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Legal Requirement. The Sellers, the Buyer and the Company will cooperate in good faith in connection with the exchange of information necessary for the preparation of all Tax Returns of the Company, including for all Pre-Closing Income Tax Returns. The Sellers shall submit each of the Pre-Closing Income Tax Returns to the Buyer for review at least thirty (30) days prior to the due date for the filing of such Pre-Closing Income Tax Return (taking into account any extensions). The Buyer shall have the right to review and comment on each Pre-Closing Income Tax Return prior to the filing of such Pre-Closing Income Tax Return; provided, that if the Sellers shall fail to submit any Pre-Closing Income Tax Return to the Buyer in accordance with this Section 9.2(a), the Buyer shall have the right to prepare and file such Pre-Closing Income Tax Return. The Sellers and the Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Pre-Closing Income Tax Return; provided, however, that in the event the parties are unable to agree on a resolution of any disputed item at least fifteen (15) days before the due date of any such return, then, upon providing a written opinion of Chernesky, Heyman & Kress P.L.L. or such other law firm as shall be mutually acceptable to the Buyer and the Sellers, that the position the Sellers wish to take on such Pre-Closing Income Tax Return has a realistic possibility of success in a court with jurisdiction (or, if any such standard is higher than the “realistic possibility of success” standard, the minimum standard required under the Code and the Treasury Regulations promulgated thereunder (or any corresponding provision of state or local law) required to avoid any penalties with respect to such position), then such Pre-Closing Income Tax Return shall be changed to take such position and, as changed, such Pre-Closing Income Tax Return shall be filed with the appropriate governmental agency. The Sellers shall pay or cause to be paid to the Buyer all Income Taxes reflected on each Pre-Closing Income Tax Return that are payable by the Company (as finally determined under this Section 9.2(a)) at least three days prior to the due date for filing such Tax Return (taking into account extensions).
          (a) Straddle Period. The Buyer shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company required to be filed by the Company with respect to a period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) relating to Taxes a portion of which is allocable to the Seller pursuant to Section 9.2(c) (the “Straddle Period Returns”). All such Straddle Period Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Legal Requirement. The Seller shall have the right to review and comment on each Straddle Period Return prior to the filing of such return. The Sellers and the Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Straddle Period Return, and mutually to consent to filing as promptly as possible each Straddle Period Return. The Sellers shall pay to the Buyer at least three (3) days prior to the date on which Taxes are due with respect to any Straddle Period (taking into account extensions) an amount equal to the portion of the Taxes for such Straddle Period (as finally determined under this Section 9.2(b)) that are payable by the Company and allocable to the Seller pursuant to Section 9.2(c).
          (b) Last Day of Taxable Period. If the Company is permitted under any applicable foreign, state or local income tax Legal Requirement to treat the Closing Date as the last day of a Taxable period, the Sellers and the Buyer shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a Taxable period. For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), (z) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (c) Tax Cooperation. The Sellers and the Buyer shall, upon written request of the other, (i) each provide the other, and the Buyer shall cause the Company to provide the Sellers, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and the Buyer shall cause the Company to retain and provide the Sellers with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Company to retain, and the Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the foregoing provisions
          (d) Required Notification. The Buyer shall promptly notify the Sellers in writing upon receipt by the Buyer or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes with respect to any Pre-Closing Income Tax Returns or with respect to amounts which would be paid by the Sellers or for which any of the Buyer or the Company may be entitled to receive indemnity under this Agreement (each, a “Tax Claim”). The Sellers, in their sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right at its sole expense to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that the Sellers (i) notify the Buyer in writing within twenty (20) days (or if a response to such Tax Claim is required within thirty (30) days and the Internal Revenue Service (or any other applicable state or local tax authority) refuses to grant an extension of at least ten (10) days, fifteen (15) days; provided that the Buyer shall be required to use reasonable efforts to obtain such an extension) of the Buyer’s notification of the Sellers of such Tax Claim of its intent to exercise their right to direct, control, and settle such Tax Claim, (ii) the Buyer shall be entitled to participate at its sole expense in such administrative or judicial proceedings and (iii) to the extent any settlement of any such proceeding is reasonably expected to increase any Tax or result in any Liability to the Buyer or the Company in respect of any Tax or Liability not indemnified under this Agreement by the Sellers at the time of such settlement, the Sellers may not settle any such proceeding without the prior written consent of the Buyer.

          (e) Section 338(h)(10) Election. The Buyer and the Sellers shall (i) join in making an election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the United States Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and any comparable election available under state or local Tax Legal Requirement with respect to the acquisition of the Stock pursuant to this Agreement (the “Section 338(h)(10) Election”), (ii) provide to the other party any information reasonably requested in reasonable detail by such other party to permit the Section 338(h)(10) Election to be made, and (iii) as promptly as practicable following the Closing Date, take all actions reasonably requested in reasonable detail by the other party to timely effect and preserve the Section 338(h)(10) Election (including filing such forms, returns, elections, schedules and other documents reasonably requested in reasonable detail by the other party to effect and preserve timely the Section 338(h)(10) Election in accordance with the provisions of the Treasury Regulations (or any comparable provisions of state or local Tax Legal Requirement)). Notwithstanding anything in this Section 9.2(g) to the contrary, the Company shall provide the Buyer at Closing with a properly signed copy of Department of Treasury Internal Revenue Service Form 8023 and any comparable form under foreign, state or local Legal Requirement (including, in each case, any successor form) effecting the Section 338(h)(10) Election. No later than ninety (90) days after the Closing, and prior to the filing of IRS Form 8883 (Asset Allocation Statement Under Section 338) with respect to the Section 338(h)(10) Election, the Buyer shall provide the Sellers with an allocation of the Purchase Price (along with all other relevant items taken into account for purposes of making a Section 338(h)(10) Election) among the assets of the Company in accordance with the principles of Section 338 of the Code and the Treasury Regulations (the “Allocation”). In no event shall the Allocation allocate to Assets which are subject to recapture under Section 1245 of the Code, an amount which exceeds 200% of the federal income tax basis of such Assets. The Allocation shall be binding on the Buyer and each Seller unless the Seller’s Representative shall, within ten (10) calendar days of receipt of the Allocation from the Buyer, deliver written notice to the Buyer that it objects to the Allocation. In the event of such objection, the Buyer and the Seller agree that a nationally recognized accounting firm mutually agreed to by the Buyer and the Seller’s Representative (the “Arbitrator”) shall be retained to determine the Allocation within fifteen (15) calendar days of delivery of such written notice. The fees and expenses of the Arbitrator shall be shared equally by the Sellers on the one had and the Buyer on the other hand. The determination of the Arbitrator as to the Allocation shall be final and binding upon the parties hereto. The Allocation as so determined shall be binding on the Buyer, the Company and the Sellers for all purposes, and neither the Buyer, the Company nor the Sellers shall take any position inconsistent therewith (including with respect to any adjustment to the Purchase Price or any other relevant item relevant item taken into account for purposes of making a Section 338(h)(10) Election).
          (f) Other Tax Agreements. All tax allocation and tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Company, on one hand, and the Sellers or any of their Affiliates (other than the Company), on the other hand, and all obligations and rights thereunder, shall terminate as of the Closing Date, will have no further effect for any taxable year (whether the current year, a future year or a past year), and the Company shall cease to have any liability to make or rights to receive any payment thereunder for any amounts due in respect of periods ending prior to or on or after the Closing Date.

          (g) Transfer and Other Taxes. All Transfer Taxes, documentary, sales, use, registration, stamp and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers when due, and each Seller shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, documentary, sales, use, stamp, registration and other such Taxes and fees, and if required by applicable Legal Requirement, the Buyer shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.
          (h) Other Documents. The Parties further agree, upon request by any other Party, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (i) Post Closing. Except to the extent required by applicable law, the Company shall not change any Income Tax accounting method after the Closing Date if as the result of such change the Sellers would incur any additional Income Tax liability with respect to any period (or portion of any period) ending on or before the Closing Date.
Article X
MISCELLANEOUS
     Section 10.1 Notices. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to the Sellers:	Thomas L. Hausfeld
Seller Representative
35 Meadow Brook
Springboro, Ohio 45066

with a copy to:	Chernesky, Heyman & Kress P.L.L.
10 Courthouse Plaza SW
Suite 1100
Dayton, Ohio 45402
Facsimile: 937-449-2821
Attention: Frederick J. Caspar, Esq.

If to the Buyer:	Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
Facsimile: (708) 492-7078
Attention: General Counsel

with a copy to:	Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693
Facsimile: (312) 577-8755
Attention: Herbert S. Wander, Esq.
or such other address as such party may have given to the other parties by notice pursuant to this Section 10.1. Any notice under this Agreement will be deemed to have been given (a) when so delivered if personally delivered, (b) when so delivered if transmitted via facsimile provided that sender’s facsimile machine issues confirmation of transmission prior to noon Dayton time on a business day, (c) on the actual date of delivery if delivered by overnight courier or (d) on the next business day after transmission by facsimile if, according to the confirmation issued by sender’s facsimile machine, such transmission was not completed prior to noon Dayton time on a business day.
     Section 10.2 Entire Agreement. The schedules and exhibits attached to this Agreement shall be deemed to be an integral part of this Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and thereof, and may be modified only by instruments signed by the Parties. The Buyer and each Seller agree that the Confidentiality Agreement dated March 4, 2006, between the Company and Insurance Auto Auctions, Inc. shall continue in full force and effect after the date hereof until the Closing, or if the Closing shall not occur, indefinitely.
     Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manners and respects and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.
     Section 10.4 Third Parties. Nothing in this Agreement, express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the Parties and their respective heirs, representatives, successors and assigns, nor is anything set forth herein intended to affect or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over against any party to this Agreement.
     Section 10.5 Further Assurances. Subject to the terms and conditions of this Agreement, prior to and after the Closing Date, each party shall prepare, execute and deliver, at the preparer’s expense, such further instruments and shall use commercially reasonable efforts to take or cause to be taken such other further action, as any party shall reasonably request of any other party at any time or from time to time in order to consummate, in any other manner, the terms and provisions of this Agreement. In addition, the Buyer hereby acknowledges and agrees that any funds received, or otherwise recovered, by the Company, under the terms of the Employee Retention Agreements or the Employee Retention Escrow Agreement, whether from an employee in the form of a refund or the Escrow Agent as a forfeiture, shall be delivered immediately to the Seller Representative as additional Purchase Price when received by the Company. Notwithstanding Section 8.5, this Section 10.5 shall survive the Closing.
     Section 10.6 Waiver. No failure of any Party to exercise any right or remedy given such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party.
     Section 10.7 Governing Law. This Agreement shall be construed and governed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicting laws.
     Section 10.8 Assignments. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, nothing in this Agreement is intended to limit the Buyer’s ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to (a) any Affiliate of the Buyer, provided that Buyer shall remain primarily liable for the performance of its obligations hereunder, (b) any purchaser of all or substantially all of the assets or stock of the Buyer or (c) to lenders to the Buyer as security for borrowings, at any time whether prior to or following the Closing Date without consent; provided however, that the Buyer shall immediately provide written notice of any such assignment to the Seller Representative. Notwithstanding anything to the contrary contained herein, neither the Company nor the Sellers may assign any of their respective rights or delegate any of its or his responsibilities, liabilities or obligations under this Agreement, without the prior written consent of the Buyer.
     Section 10.9 Headings. The subject headings of Articles, Sections and sub-Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
     Section 10.10 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

INSURANCE AUTO AUCTIONS, INC., an
Illinois corporation

By:	/s/ Thomas C. O’Brien

Name: Thomas C. O’Brien

Title: President and Chief Executive Officer

Counterpart Signature Pages to Stock Purchase Agreement

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

/s/ Bradley J. Hausfeld

Bradley J. Hausfeld

/s/ Thomas L. Hausfeld

Thomas L. Hausfeld

SELLER REPRESENTATIVE:

/s/ Thomas L. Hausfeld

Thomas L. Hausfeld

Counterpart Signature Pages to Stock Purchase Agreement

Annex 1
     For the purposes of this Agreement, the following terms have the meaning set forth below:
     “2007 Threshold Amount” means XXXX* Vehicles; provided, however, XXXX*.
     “2008 Threshold Amount” means the greater of (i) that number of Vehicles actually sold by the Business during the First Earn-Out Period, and (ii) the 2007 Threshold Amount; provided, however, XXXX*.
     “Accountants” has the meaning ascribed thereto in Section 1.4(d).
     “Accounts Payable” shall mean and include all trade accounts payable owed by the Company or any of its Subsidiaries to any Person as of the Closing, which was incurred in the ordinary course of business. For the avoidance of doubt, Accounts Payable shall not include any amount represented by Checks-in-Transit or Excluded Liabilities.
     “Accounts Receivable” shall mean and include all Trade Accounts Receivable, all amounts accrued or due from any Person with respect to Advance Charges, Buyer Receivables, Deficit Balances, Tow-In Charges, and storage revenue for Vehicles not yet scheduled for auction.
     “Actual Net Receivables Amount” has the meaning ascribed thereto in Section 1.4(b).
     “Advance Charges” shall mean all charges advanced by the Company on behalf of insurance carriers and other providers to secure Vehicles for such customers, including charges for towing, transporting and storage of such Vehicles with respect to (a) Vehicles towed from the scene of an accident to a storage facility (an “Offsite Storage Facility”) other than the facility operated by the Business and not yet sold as of the Closing, and (b) storage and ancillary charges

Annex 1-1

by an Offsite Storage Facility with respect to Vehicles not yet sold as of the Closing Date. Advance Charges do not include Tow-In Charges.
     “Affiliate” with respect to any Person, means any spouse, and immediate family member (whether by birth or adoption) of such Person, any descendant of such Person (by birth or adoption) and any Person directly or indirectly controlling, controlled by, or under common control with such first Person, and any officer, director or executive employee of such first Person and includes any past or present Affiliate of any such Person.
     “Affiliate Transaction” has the meaning ascribed thereto in Section 3.28.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Legal Requirement).
     “Agreement” has the meaning ascribed thereto in the introductory paragraph.
     “Airplane” means that certain airplane owned by Alpha Victor Partnership, an entity in which the Company holds a sixteen percent (16%) ownership interest.
     “Allocation” has the meaning ascribed thereto in Section 9.2(e).
     “Annual Financial Statements” has the meaning ascribed thereto in Section 3.7.
     “Arbitrator” has the meaning ascribed thereto in Section 9.2(e).
     “Assets” has the meaning ascribed thereto in Section 3.10.
     “Base Purchase Price” has the meaning ascribed thereto in Section 1.2(a).
     “Battelle Fees” has the meaning ascribed thereto in Section 2.7.
     “Business” has the meaning ascribed thereto in the Recitals.
     “Buyer” has the meaning ascribed thereto in the introductory paragraph.
     “Buyer Indemnified Party” has the meaning ascribed thereto in Section 8.1.
     “Buyer Receivable” or “Buyer Receivables” means any and all amounts due and owing to the Company as of the Closing Date from a Person who purchased a Vehicle from the Company prior to the Closing. For the avoidance of doubt, the Company books its buyers fees at the time a buyer’s bid is accepted with respect to a Vehicle.
     “CERCLA” has the meaning ascribed thereto in the definition of “Hazardous Materials.”
     “Checks-in-Transit” means any checks issued by the Company or its Subsidiaries which have been outstanding for less than six (6) months, which have not cleared the Company’s or its

Annex 1-2

Subsidiaries’ checking accounts as of the Closing Date. For the avoidance of doubt, to the extent outstanding checks have reduced the positive cash balance of the Company as shown on the books and records of the Company and, thus, the amount of Excluded Assets, such outstanding checks shall not be considered Checks-in-Transit, or Accounts Payable. The purpose of the foregoing sentence is to assure that, to the extent cash remains in the Company’s or its Subsidiaries’ checking account to cover an outstanding check which has not cleared, and accordingly, Sellers choose to retain cash in the account of the Company so that such checks are timely paid, such outstanding check shall not be considered a Check-in-Transit.
     “Closing” and “Closing Date” have the respective meanings ascribed to such terms in Section 1.1.
     “Closing Schedule” has the meaning ascribed thereto in Section 1.4(b).
     “COBRA” has the meaning ascribed thereto in Section 3.24(g).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commercial Software” has the meaning ascribed thereto in Section 3.11(b).
     “Common Stock” has the meaning ascribed to such term in Section 3.3.
     “Company” has the meaning ascribed to such term in the Recitals.
     “Company Charter Documents” has the meaning ascribed to such term in Section 3.2(b).
     “Company Licenses” has the meaning ascribed to such term in Section 3.11(c).
     “Company Proprietary Rights” has the meaning ascribed to such term in Section 3.11(a).
     “Company Representative” means any of the Company’s directors, officers, employees, agents or representatives.
     “Company Stock Rights” has the meaning ascribed to such term in Section 3.3.
     “Computer System” has the meaning ascribed thereto in Section 3.11(f).
     “Confidential Information” has the meaning ascribed thereto in Section 9.1(b).
     “Contract” means any absolute or contingent agreement, contract, subcontract, settlement agreement, commitment, lease, sublease, license, sublicense, instrument, note, option, warranty, letter of intent, memorandum of understanding, guaranty, insurance policy, purchase order, sale order, or legally binding arrangement or undertaking of any nature, including amendments thereto or work orders thereunder, as in effect as of the date hereof or as may hereafter be enforceable against any of the Sellers, the Company or any of its Subsidiaries, including any contracts (a) relating to supplying the Company with Vehicles and (b) containing

Annex 1-3

any restrictive covenants (including, without limitation, non-competition and non-solicitation covenants).
     “December Balance Sheet” means the compiled balance sheet of the Company and its Subsidiaries as of December 31, 2005.
     “Deficit Balance” or “Deficit Balances” means any amounts owed to the Company by the supplier of a Vehicle or others with respect to Vehicles already sold prior to the Closing.
     “Disclosure Schedules” has the meaning ascribed to such term in the introductory paragraph to Article III.
     “Earn-Out Payments” has the meaning ascribed thereto in Section 1.5.
     “Employee Benefit Plan” means any of the following (whether written, unwritten or terminated): (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee.
     “Employee Benefit Plan of the Company” shall mean any Employee Benefit Plan, whether or not listed on Schedule 3.24(a), with respect to which either the Company or any Subsidiary has maintained, made contributions to or had any other liability at any time during the three (3) year period ending on the date hereof.
     “Employee Retention Agreements” shall mean the seven (7) retention letter agreements between the Company and certain key employees dated May 16, 2006, as listed on Schedule 3.9.
     “Employee Retention Bonuses” shall mean the total amount of the deferred portion of the retention payment set forth in the Employee Retention Agreements that will be placed in escrow (the “Employee Retention Escrow”) to be held and paid to certain key employees by the Company upon the one (1) year anniversary of the Closing in accordance with the terms of the Employee Retention Agreements, or to the Seller Representative pursuant to Section 10.5.
     “Employee Retention Escrow” has the meaning ascribed thereto in the definition of “Employee Retention Bonuses.”

Annex 1-4

     “Employee Retention Escrow Agreement” shall mean the escrow agreement entered into between the Company, the Sellers and the Escrow Agent to secure the payment of the Employee Retention Bonuses substantially in the form attached hereto as Exhibit 1.7.
     “Employee Retention Escrow Deposit” has the meaning ascribed thereto in Section 1.3(b).
     “Environmental and Safety Requirements” has the meaning ascribed thereto in Section 3.20(a).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means the Company, any subsidiary, and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Company, any subsidiary and/or any predecessor or any of them, under Section 414 of the Code.
     “Escrow Agent” shall mean Wells Fargo Bank, National Association, as escrow agent under the Escrow Agreement and the Employee Retention Escrow Agreement.
     “Escrow Agreement” has the meaning ascribed thereto in Section 1.6.
     “Escrow Deposit” has the meaning ascribed thereto in Section 1.3(a).
     “Estimated Net Receivables Amount” has the meaning ascribed thereto in Section 1.4(a).
     “Excluded Assets” means (a) all cash and cash equivalents (including marketable securities) of the Company; (b) all rights and interests of the Company with respect to the Airplane; and (c) as provided for in the Employee Retention Agreements, the right to receive any (i) Bonus Refund (as defined in the Employee Retention Agreements) from an employee and (ii) forfeiture of any deferred portion of the Employee Retention Bonuses from the Escrow Agent with respect to the proceeds held in the Employee Retention Escrow Deposit.
     “Excluded Liabilities” has the meaning ascribed to such term in Section 1.7.
     “Financial Statements” has the meaning ascribed thereto in Section 3.7.
     “First Earn-Out Period” has the meaning ascribed thereto in the definition of “2007 Threshold Amount.”
     “Fixed Charge” has the meaning ascribed thereto in the definition of “Pool Charges.”
     “Fundamental Representations” means the representations and warranties made by a Party herein with respect to ownership of the Assets, corporate organization, qualification and good standing, and a Party’s obligation to pay its own sale expenses and broker fees, including

Annex 1-5

without limitation those set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.10(a)(first sentence only) and 3.19(b).
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession which are applicable to the circumstances from time to time, consistently applied.
     “Governmental Authority” means any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Guaranteed Positive Return Holding Charge” has the meaning ascribed thereto in the definition of “Pool Charges.”
     “Hazardous Materials” means (a) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, contaminants or pollutants, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof that is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; (d) asbestos in any form or condition; and (e) any substance that contains regulated levels of polychlorinated biphenyls.
     “Headquarters” has the meaning ascribed thereto in the Recitals.
     “HSR Act” has the meaning ascribed thereto in Section 2.3.

Annex 1-6

     “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
     “Income Taxes” has the meaning ascribed thereto in Section 9.2(a).
     “Indemnified Party” has the meaning ascribed thereto in Section 8.3.
     “Indemnifying Party” has the meaning ascribed thereto in Section 8.3.
     “Interim Financial Statements” has the meaning ascribed thereto in Section 3.7.
     “Inventory” means the inventory of the Vehicles of the Company.
     “Knowledge” means (a) in the case of the Sellers, the actual knowledge, after due inquiry, of any of the Sellers, (b) in the case of the Company and its Subsidiaries, the actual knowledge, after due inquiry, of the officers and directors of each of the Company and its Subsidiaries.
     “Known Condition Response Actions” has the meaning ascribed thereto in Section 8.8.
     “Known Condition Response Costs” has the meaning ascribed thereto in Section 8.8.
     “Leased Real Property” means the real property designated as Leased Real Property on Schedule 3.19(a) which is leased by the Company in the operation of the Business.
     “Leases” has the meaning ascribed thereto in Section 3.19(l).
     “Legal Requirement” means any federal, state, local, municipal, foreign, or other jurisdictional law, constitution, ordinance, regulation, statute, treaty, permit, decree, rule or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, decree or permit by or with any Governmental Body or to which the Company, a Seller or the Buyer is a party or by which such party is bound.
     “Lien” means any security interest, mortgage, pledge, covenant, encumbrance, lien, assessment, option, right of first refusal, restriction and burden of every kind or nature whatsoever.
     “Losses” has the meaning ascribed thereto in Section 8.1.
     “Material Adverse Effect” or “Material Adverse Change” means any effect, change, event, circumstance or condition which, individually or in the aggregate, has materially adversely affected or would reasonably be expected to materially adversely affect the results of operations, assets, properties (taken as a whole), financial condition or business of a Person, except any such effect resulting directly from or arising in connection with (a) this Agreement or the transactions contemplated hereby (including any announcement in respect to this Agreement or the transactions contemplated hereby), (b) changes or conditions affecting the industry in

Annex 1-7

connection with the Company and its Subsidiaries generally, or (c) changes in economic, regulatory or political conditions generally.
     “Murray Fees” has the meaning ascribed thereto in Section 2.7.
     “Necessary Consents” has the meaning ascribed to such term in Section 3.6.
     “Net Receivables Amount” means an amount equal to the positive difference (if any) of (a) the Accounts Receivable less (b) the Accounts Payable less (c) an amount equal to Checks-in-Transit.
     “NFA Status” has the meaning ascribed thereto in Section 8.8.
     “Offsite Storage Facility” has the meaning ascribed thereto in the definition of “Advance Charges.”
     “Outstanding Indebtedness” has the meaning ascribed to such term in Section 1.3.
     “Owned Company Proprietary Rights” has the meaning ascribed to such term in Section 3.11(d).
     “Owned Real Property” means the real property designated as Owned Real Property on Schedule 3.19(a) which is leased by the Company in the operation of the Business.
     “Parties” means the Buyer and the Sellers.
     “Permits” means all permits, franchises, licenses, approvals and authorizations by or of governmental authorities or third parties relating to the Business.
     “Permitted Liens” means Liens for taxes not yet due and payable which are being contested in good faith and by appropriate proceedings, and with respect to the Real Property, easements, covenants and other restrictions of record which do not adversely affect the current use, value or marketability of the affected Real Property.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.
     “Pool Charges” shall include all amounts to be received by the Company with respect to Vehicles not yet sold as of the Closing, which amounts are determined in accordance with the following fee arrangements in place between the Company and various insurance carriers or other providers:
     (a) Fixed fee arrangement whereby Company receives a flat rate fee per Vehicle (the “Fixed Charge”) on a consignment basis; Pool Charges for such fixed fee vehicles shall equal such Fixed Charge to be received by the Company.

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     (b) Contingent fee arrangement (“Guaranteed Positive Return Holding Charge”) on the sale of older model Vehicles whereby the Company receives either of the following:
     (i) A contingent fee equal to an agreed upon percentage of the sale price of a Vehicle, which the Company books as a receivable a fee equal to the fixed charge it would receive were the arrangement a fixed fee arrangement described in subparagraph (a) above; or
     (ii) A contingent fee equal to a guaranteed percentage of the actual cash value of a Vehicle, with the Company to receive * of the sale price of such Vehicle in the event such Vehicle sells for $* or less, which the Company books as a receivable a fee equal to *.
     (c) Contingent fee arrangement based upon a tiered pricing schedule that is dependant upon the sale price of a Vehicle that is not known to Company until the sale of the Vehicle occurs which the Company does not book as a receivable.
     In the case of the contingent fee arrangements described in subparagraphs (b) and (c) above, the difference between the actual Pool Charges received by the Company and the amount of Pool Charges, if any, initially booked as receivables, are adjusted by the Company upon the sale of the Vehicles. For purposes of this transaction, the Pool Charges with respect to the Vehicles described in each of subparagraphs (b) and (c) above will be determined by taking the historical average of Pool Charges received during the 12 calendar months ending immediately prior to the Closing Date for each of the classes described above and multiplying such respective average by the number of applicable Vehicles in each such class in the Inventory of the Company on the Closing Date.
     “Pre-Closing Income Tax Returns” has the meaning ascribed thereto in Section 9.2(a).
     “Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Proprietary Rights” means all intellectual property, proprietary rights and related information, including (a) all trademarks, service marks, trade names, trade dress, logos and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; (b) all registered and unregistered statutory and common law copyrights and all copyrightable works, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all trade secrets, confidential information, ideas, research and development information, technical and computer data, financial, business and marketing plans and related information, (e) all

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computer software (including data and related documentation), in both source code and object code forms and (f) all registrations, applications and renewals of any of the foregoing.
     “Protest Notice” has the meaning ascribed thereto in Section 1.4(c).
     “Purchase Price” has the meaning ascribed thereto in Section 1.2.
     “RCRA” has the meaning ascribed thereto in the definition of “Hazardous Materials.”
     “Real Property” means the Leased Real Property and the Owned Real Property, collectively.
     “Second Earn-Out Period” has the meaning ascribed thereto in the definition of “2008 Threshold Amount.”
     “Section 338(h)(10) Election” has the meaning ascribed thereto in Section 9.2(e).
     “Securities Act” means the Federal Securities Act of 1933, as amended.
     “Seller” and “Sellers” have the meaning ascribed thereto in the introductory paragraph.
     “Seller Indemnified Party” has the meaning ascribed thereto in Section 8.2.
     “Seller Representative” has the meaning ascribed thereto in Section 1.8.
     “Seller Transaction Expenses” has the meaning ascribed thereto in Section 2.7.
     “States” has the meaning ascribed thereto in Section 1.5(d).
     “Stock” has the meaning ascribed thereto in the Recitals.
     “Straddle Period” has the meaning ascribed thereto in Section 9.2(b).
     “Straddle Period Returns” has the meaning ascribed thereto in Section 9.2(b).
     “Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries, or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 20% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
     “Subsidiary Charter Documents” has the meaning ascribed to such term in Section 3.2(b).
     “Tax” means any Federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, motor vehicle sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium,

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windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).
     “Tax Claim” has the meaning ascribed thereto in Section 9.2(d).
     “Tax Representations” means a Party’s representations, warranties and covenants herein with respect to Taxes, including without limitation those set forth in Section 3.21, Section 3.24(i), Section 3.24(j), Section 8.1(d) and Section 9.2.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Term” has the meaning ascribed thereto in Section 9.1(a).
     “Termination Date” has the meaning ascribed thereto in Section 7.1(a).
     “Third Party Licenses” has the meaning ascribed thereto in Section 3.11(c).
     “Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exists, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Title Commitment” has a meaning ascribed thereto in Section 5.12(b).
     “Tow-In Charges” means all amounts charged or to be charged to a customer by the Company as of the Closing Date to be paid by a customer to the Company with respect to Vehicles towed from an Offsite Storage Facility to the facility operated by the Business and not yet sold as of the Closing.
     “Trade Accounts Receivable” shall mean the normal service fees and any other customary seller fees, including Pool Charges, title service and enhancement fees charged by the Company in connection with the sale of a Vehicle as of the Closing Date. For the avoidance of doubt, the Company books revenue for services provided when it performs such services.

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     “Transaction Documents” means this Agreement, the Escrow Agreement, IRS Form 8023 with respect to the Section 338(h)(10) Election, and all other agreements, instruments and documents provided by this Agreement to be executed and delivered by any of the Parties.
     “Transfer Tax” means any stamp or other sales, transfer, use, value added, excise or similar transaction Tax imposed under the Legal Requirements of the United States or any state, country or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.
     “Treasury Regulations” has the meaning ascribed thereto in Section 9.2(e).
     “Vehicles” shall mean automobiles, trucks, motorcycles, boats, trailers, motor homes, heavy equipment, farm equipment, tractors, and other types of vehicles.

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